As filed with the Securities and Exchange Commission on July 23, 2003

                      Registration Statement No. 333-104670

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               Amendment No. 1 to

                                   FORM S-4/A

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 STRATABASE INC.
                 (Name of Small Business Issuer in its Charter)

                Canada                   7370                       None
                ------                   ----                       ----
(State or jurisdiction of          (Primary Standard           (I.R.S. Employer
incorporation organization)     Industrial Classification    Identification No.)
                                      Code Number)


           34595 3rd Avenue, Suite 101, Abbotsford, BC, Canada V2S.8B7
                                 (604) 504-5811
          (Address and telephone number of principal executive offices)

                          Copies of communications to:

David Lubin, Esq.                             S. Campbell Fitch, Esq.
Ehrenreich, Eilenberg & Krause LLP            Miller Thomson LLP
11 East 44th Street                           Robson Court, 1000-840 Howe Street
New York, NY  10017                           Vancouver, BC, Canada V6Z 2M1
(212) 986-9700                                (604) 687-2242

Approximate date of commencement of proposed sale to the public: As soon as practicable after the requisite votes are obtained pursuant to the solicitation by Stratabase Inc. referred to in this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                         CALCULATION OF REGISTRATION FEE

                                              Proposed
                                              maximum
                                              aggregate     Proposed maximum
Title of each class of        Amount to be    offering      aggregate offering    Amount of
securities registered          registered     price         price                 registration fee
--------------------------    ------------    ----------    ------------------    -----------------

Common Stock, no par value       8,233,372       1.52(1)    $    12,514,725.44    $    1,012.44 (2)

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended, on the basis of the average of the bid and ask prices reported on the Nasdaq Over-the-Counter Bulletin Board for the common stock, par value $.001 per share, of Stratabase, which will become common stock, no par value, of Stratabase Inc., a Canadian corporation, on a one-for-one basis pursuant to the continuance and conversion described in this Registration Statement.

(2)      Previously paid.

                             -----------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
     SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

     THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT OFFER OR SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

     PROXY/PROSPECTUS SUBJECT TO COMPLETION, DATED _____, 2003

                                   STRATABASE
                           34595 3rd Avenue, Suite 101
                         Abbotsford, BC, Canada V2S.8B7

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

A special meeting of the stockholders of Stratabase will be held on _____, 2003, at __ a.m., at the offices of Ehrenreich Eilenberg & Krause, LLP, 11 East 44th Street, New York, New York 10017, 17th floor, for the purpose of voting upon a proposal to change the incorporation of the company from Nevada to Canada.

The continuance will be accomplished through the adoption of the proposed plan of conversion. If we complete the continuance, Stratabase will be continued under the Canada Business Corporations Act and cease to be incorporated in Nevada and as a result will be governed by the Canada Business Corporations Act.

Only stockholders of record at the close of business on _____, 2003 are entitled to notice of and to vote at the meeting.

Stockholders of record are not entitled to appraisal rights of the fair value of their shares.

If you do not expect to attend in person, please sign and return the enclosed proxy card.

By Order of the Board of Directors,

Trevor Newton

Chairman, President, Chief Executive
  and Operating Officer and Secretary

_________, 2003

                                                            ______________, 2003

Dear Stratabase stockholder:

You are cordially invited to attend a special meeting of stockholders to be held on _____, 2003 at ___ a.m. at the offices of Ehrenreich Eilenberg & Krause, LLP, 11 East 44th Street, New York, New York 10017, 17th floor. The purpose of the meeting is to allow you to vote on the proposed conversion plan that would change Stratabase's domicile from Nevada to Canada. If we complete the conversion and continuance, the company will be governed by the Canada Business Corporations Act.

We believe that the continuance to Canada will more accurately reflect our operations, which have always been in Canada. We have never had any employees or operations in the U.S. We also believe the continuance to Canada will enable us to benefit from scientific research and development grants that are not available to non-Canadian corporations.

Stratabase   common  stock  is  currently  listed  for  trading  on  the  Nasdaq
Over-the-Counter Bulletin Board under the symbol "SBSF".

The Board of Directors has declared the continuance and conversion plan advisable and recommends that you vote in favor of the continuance of Stratabase from Nevada to Canada. Our officers and directors, who currently hold approximately 50.14 % of the outstanding shares, have indicated that they intend to vote for the approval of the conversion.

We are calling a special meeting of the stockholders to vote on the plan of continuance and conversion and are soliciting proxies for use at the meeting. The record date for voting at the meeting is _____, 2003.

Stockholders of record are not entitled to appraisal rights of the fair value of their shares if they vote against the plan of conversion.

SEE "RISK FACTORS," BEGINNING ON PAGE 8 FOR A DISCUSSION OF CERTAIN RISKS, INCLUDING TAX EFFECTS, RELATING TO THE CONVERSION AND THE OWNERSHIP OF COMMON SHARES IN STRATABASE.

This proxy statement/prospectus is first being mailed to holders of Stratabase common stock on or about _____, 2003.

PLEASE NOTE THAT NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS PROXY STATEMENT/PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT STRATABASE THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. THIS INFORMATION IS AVAILABLE WITHOUT CHARGE TO HOLDERS OF STRATABASE COMMON STOCK UPON WRITTEN OR ORAL REQUEST. REQUESTS SHOULD BE MADE TO
STRATABASE,  34595 3rd  AVENUE,  SUITE  101,  ABBOTSFORD,  BC,  CANADA  V2S.8B7,
ATTENTION: SECRETARY, TELEPHONE: (604) 504-5811 TO OBTAIN TIMELY DELIVERY, YOU SHOULD REQUEST INFORMATION NO LATER THAN _____, 2003.


                                     Sincerely,


                                     Trevor Newton
                                     Chairman, President, Chief Executive
                                           and Operating Officer and Secretary

                                TABLE OF CONTENTS

                                                                            Page

SUMMARY

  Stratabase                                                                 1
  Factors You Should Consider                                                2
  The Special Meeting                                                        6
SUMMARY FINANCIAL INFORMATION                                                  6
RISK FACTORS                                                                   8
  Risks Relating to the Continuance                                            8
  Risks Relating to Stratabase                                                 9
  Risks Relating to our Strategy and our Industry                             12
CONTINUANCE AND CONVERSION PROPOSAL                                           14
VOTING AND PROXY INFORMATION                                                  17
DISSENTERS' RIGHTS                                                            19
MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES                               19
MATERIAL CANADIAN TAX CONSEQUENCES                                            23
COMPARATIVE RIGHTS OF STOCKHOLDERS                                            26
ACCOUNTING TREATMENT                                                          31
BUSINESS OF STRATABASE                                                        32
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION                     37
SELECTED FINANCIAL DATA                                                       43
MARKET PRICES, DIVIDENDS AND TRADING INFORMATION                              44
MANAGEMENT                                                                    45
EXECUTIVE COMPENSATION                                                        46
RELATED PARTY TRANSACTIONS                                                    48
SECURITY OWNERSHIP                                                            48
DESCRIPTION OF CAPITAL STOCK                                                  50
STOCKHOLDER PROPOSALS                                                         50
EXPERTS                                                                       51
LEGAL MATTERS                                                                 51
AVAILABLE INFORMATION                                                         51
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE                               51
CAUTIONARY STATEMENT CONCERNING
     FORWARD LOOKING STATEMENTS                                               52

ANNEX A
      Plan of Conversion
              Articles of Stratabase Canada
              By-Laws of Stratabase Canada

                                     SUMMARY

THIS SUMMARY PROVIDES AN OVERVIEW OF THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS AND DOES NOT CONTAIN ALL OF THE INFORMATION YOU SHOULD CONSIDER. THEREFORE, YOU SHOULD ALSO READ THE MORE DETAILED INFORMATION SET FORTH IN THIS DOCUMENT, THE FINANCIAL STATEMENTS OF STRATABASE AND THE OTHER INFORMATION THAT IS INCORPORATED BY REFERENCE. THE SYMBOL "$" REFERS TO UNITED STATES DOLLARS.

Stratabase

Stratabase was incorporated under the laws of the State of Nevada on November 18, 1998 and commenced operations in January 1999. We completed our initial public offering in February 2000. Our headquarters are located at 34595 3rd Avenue, Suite 101, Abbotsford, BC, V2S.8B7, Canada. The telephone number is
(604) 504-5811.

Stratabase  is a provider of Knowledge  Worker  Automation  software.  Knowledge
Worker Automation (KWA) software, of which Enterprise and CRM software are components, is designed to allow enterprises to improve the efficiency of knowledge workers. The KWA software we have produced consists of web-based software tools. These tools allow enterprises to manage relationships and contacts, administer and organize time allocations, collaborate with others, manage data, automate communications and productivity reporting, and conduct data synchronization.

We have developed both proprietary and open source software. Although in the past we have focused predominantly on developing open source code software, we have altered our direction to focus on proprietary software development.

It was originally thought by management that the demand for open source software would increase significantly over time, and that open source software developers would realize significant revenue from associated service contracts. While this has indeed happened over the last four years in the software industry, we have seen much of the anticipated service revenues go to established service contractors such as the likes of IBM, and not to small companies like us. Therefore it was determined by management that we can extract more value from our software by keeping it proprietary, and offering it on a subscription basis as a hosted solution.

We previously generated revenues by selling databases of sales leads and mailing lists, and providing technical services aimed to customize and improve the quality of the databases we sold. Such technical services and customization substantially occurred prior to sale of databases. Our open source software was designed to allow users to interface with and manage these databases, and customer relationships. It was the expectation of management that by giving the software away for free and making it open source, we would create demand for our database and technical services.

Specifically, in 2001 and 2002, when we employed this open source business model, 89% and 91%, respectively, of our revenues related to the provision of databases to our customers and 11% and 9%, respectively, related to the provision of technical and hardware services. However, the magnitude of these revenues was not sufficient to generate the level of shareholder value that management feels is expected by its shareholders. Therefore the decision was made by management to alter Stratabase's business model to focus on proprietary software. We are therefore no longer supporting open source code software. We have not yet begun selling our proprietary software. However we did release the first phase of our proprietary software (the software is called "Resync") in the last quarter of 2002, but we are offering it as a free trial version for now in order to judge consumer interest. We do not know whether we will be able to generate any revenue from Resync. Currently, we are beta-testing the second phase of our proprietary software (the software is called "Relata"). Approximately 200 users have already signed up for a free trial use of Relata. Revenue for the quarter ended March 31, 2003 was $5,000. With the closing of our second office we lost the services of two of our salespeople, and therefore have not had an active sales staff to sell our database services. Although we hope to be in a position to rebuild our sales staff in this area, we have not yet found suitable personnel for these positions.

After the continuance, Stratabase will be a Canadian corporation governed by the Canada Business Corporations Act. We will continue to conduct the business in which we are currently engaged. Our operations and employees have always existed entirely within Canada, and therefore there will be no material effect on operations. The business and operations of Stratabase following the conversion will be identical in most respects to our current business, except that we will no longer be subject to the corporate laws of the State of Nevada but will be subject to the Canada Business Corporations Act. The Canadian company will be liable for all the debts and obligations of the Nevada company, and the officers and directors of the company will be the officers and directors of Stratabase. The differences between the laws will not materially affect our business but will affect your rights as a stockholder. The differences between the applicable laws of the two jurisdictions is discussed in greater detail under the heading "Comparative Rights of Stockholders" on page 26.

Upon the effectiveness of the conversion, Stratabase will be filing a Form 8-A with the SEC to register its securities under Section 12(g) of the Securities Act of 1933.

Factors You Should Consider

REASONS FOR THE CONVERSION

We believe that the continuance to Canada will more accurately reflect our operations, which have always been in Canada. We have never had any employees or operations in the U.S. We also believe the continuance to Canada may enable us to benefit from scientific research and development grants that are not available to non-Canadian corporations. For example, in the past we have not been able to realize all the benefits of the Scientific Research and Experimental Development program in Canada, due to the jurisdiction of our incorporation. We also believe that Stratabase should continue to Canada because it is the jurisdiction in which our business has always been based, and the continuance will therefore more accurately reflect the nature of our business.

RISK FACTORS WHICH MAY AFFECT YOUR VOTE

Factors such as possible adverse tax consequences and stock price volatility of our common stock following the continuance may affect your vote on the conversion plan and your interest in owning Stratabase common shares. In evaluating the merits of the proposed conversion, you should carefully consider the risk factors and the other information included or incorporated by reference on page 8 of this proxy statement/prospectus.

Although you are entitled to dissent from the proposed continuance and plan of conversion, Nevada law does not grant dissenters' rights in a conversion.

MATERIAL TAX CONSEQUENCES FOR STOCKHOLDERS

The following is a brief summary of the material tax consequences the continuance will have for stockholders. Stockholders should consult their own tax advisers with respect to their particular circumstances. A more detailed summary of the factors affecting the tax consequences for stockholders is set out under "Material United States Federal Tax Consequences" and "Material Canadian Income Tax Consequences."

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

On the date of the continuance, the Nevada company must recognize any gain but not any losses to the extent that the fair market value of any of our assets exceeds our taxable basis in such assets. The calculation of any potential gain will need to be made separately for each asset held. No loss will be allowed for any asset that has a taxable basis in excess of its fair market value. We do not believe that any of our assets have a fair market value which is greater than their respective taxable basis. Therefore, we are not expecting to recognize any taxable gains as a result of the continuance.

U.S. holders and Canadian holders of our stock will not be required to recognize any gain or loss as a result of the continuance. A U.S. stockholder's adjusted basis in the shares of the Canadian company will be equal to such stockholder's adjusted basis in the shares of the Nevada company. A U.S. stockholder's holding period in the shares of the Canadian should include the period of time during which such stockholder held his or her shares in the Nevada company. For a more complete discussion of the U.S. Income Tax Consequences, please see "Material United States Federal Income Tax Consequences" on page 19.

CANADIAN INCOME TAX CONSEQUENCES

On our continuance to Canada, the Canadian company will be deemed to dispose of and to immediately re-acquire its assets at their fair market value. If the fair market value of the assets exceed the taxable basis in the assets a tax will be due. Pre-continuance losses are available for use in Canada, but we do not anticipate any loss carry-forwards being available to us after the continuance in Canada. We do not believe that any of our assets have a fair market value which is in excess of their respective taxable basis, we will not have to pay Canadian taxes as a result of the continuance.

A Canadian stockholder will not realize a disposition of their Nevada shares on its continuance to Canada. To the extent a deemed dividend is paid by the Nevada company to a Canadian stockholder, the amount of the dividend will be included in their income.

For a more complete discussion of the Canadian Income Tax Consequences, please see "Material Canadian Income Tax Considerations" on page 23.

HOW THE CONVERSION WILL AFFECT YOUR RIGHTS AS A STOCKHOLDER

Although you will continue to hold the same number of shares you now hold following the continuance of Stratabase to Canada, the shares will be issued by a Canadian company as compared to the shares you currently hold which were issued by a Nevada company. The rights of stockholders under Nevada law differ in certain substantive ways from the rights of stockholders under the Canada Business Corporations Act. Examples of some of the changes in stockholder rights which will result from continuance are:

-        Under   Nevada  law,   unless   otherwise   provided  in  the  charter,
         stockholders may act without a meeting by written consent of the majority of the voting power of the outstanding common stock entitled to vote on the matter, and notice need not be given to stockholders. Under Canadian law, stockholders may only act by way of a resolution passed at a duly called meeting unless all stockholders otherwise entitled to vote consent in writing.

- Under Nevada law, a charter or bylaw amendment requires approval by vote of the holders of a majority of the outstanding stock. Under Canadian law, an amendment to a corporation's charter requires approval by two-thirds majority of the stockholders.

-        Dissenter's   rights  are   available   to   stockholders   under  more
         circumstances under Canadian law than under Nevada law.

- Stockholders have a statutory oppression remedy under Canadian law that does not exist under Nevada statute. It is similar to the common law action in Delaware for breach of fiduciary duty, but the Canadian remedy does not require stockholders to prove that the directors acted in bad faith.

- No less than 25% of the directors of a Canadian company must reside in Canada. Nevada law does not contain a similar provision.

- A director's liability may not be limited under Canadian law as it may under Nevada law.

PRICE VOLATILITY

We cannot predict what effect the continuance will have on the market price prevailing from time to time or the liquidity of our shares.

ACCOUNTING TREATMENT OF THE CONVERSION

For U.S. accounting purposes, conversion of our company from a Nevada corporation to a Canadian one represents a transaction between entities under common control. Assets and liabilities transferred between entities under common control are accounted for at historical cost, in accordance with the guidance for transactions between entities under common control in Statement of Financial Accounting Standards No. 141, Business Combinations. The historical comparative figures of Stratabase will be those of Stratabase as a Nevada company.

Upon the effective date of the conversion, we will continue to be subject to the securities laws of the Canadian provinces as those laws apply to Canadian domestic issuers. We will qualify as a foreign private issuer in the United States. Before our continuance in Canada, we prepared our consolidated financial statements in accordance with generally accepted accounting principles ("GAAP") in the United States. As a Canadian domestic issuer, we will be required to prepare our annual and interim consolidated financial statements in accordance with Canadian generally accepted accounting principles. For purpose of our annual disclosure obligations in the United States, we will annually file in the United States consolidated financial statements prepared in accordance with Canadian GAAP together with a reconciliation to US GAAP.

In addition, as a foreign private issuer Stratabase will not have to file quarterly reports with the SEC nor will its directors, officers and 10% stockholders be further subject to Section 16(b) of the Exchange Act.

APPRAISAL RIGHTS

As a Canadian company, there will be more situations in which the stockholders of Stratabase will be able to exercise appraisal rights than currently existing for stockholders of a Nevada company. Under Nevada law, appraisal rights only exist in a merger of a company whose shares are listed on a national securities exchange or held by at least 2,000 shareholders of record and the shareholders are required to accept in exchange for their shares anything other than cash or shares in another such entity or any combination thereof. Under Canadian law, the holders of shares of any class of a corporation have the right to dissent when a company amends its articles to change any provisions restricting or constraining the issue, transfer or ownership of shares of that class.
Stockholders also have dissenters' rights when a company proposes to amend its articles to add, change or remove any restrictions on the business or businesses that the corporation may carry on, amalgamate (other than a vertical short-form amalgamation with a wholly-owned subsidiary), continue to another jurisdiction, sell, lease or exchange all or substantially all of its property, or carry out a going private or a squeeze-out transaction. A shareholder who properly exercises his or her rights of dissent is entitled to be paid the fair market value of his or her shares in respect of which he or she dissents.

OUR RECOMMENDATION TO STOCKHOLDERS

 Taking into consideration all of the factors and reasons for the conversion set forth above and elsewhere in this proxy statement/prospectus, the board of directors has approved the conversion and recommends that stockholders of Stratabase vote FOR approval of the continuance and plan of conversion.

The Special Meeting

MATTER TO BE VOTED ON

Stratabase stockholders will be asked to approve the continuance and conversion plan. This plan will have the effect of changing our domicile from Nevada to Canada.

VOTE NEEDED TO APPROVE THE PLAN OF CONVERSION

Approval of the plan of conversion requires the affirmative vote of our stockholders holding at least a majority of the outstanding shares of Stratabase common stock. The directors and executive officers of Stratabase together directly own approximately 50.14% of the total number of outstanding shares of Stratabase common stock. These stockholders have indicated that they intend to vote all their shares for the approval of the plan of conversion.

                          SUMMARY FINANCIAL INFORMATION

THE FOLLOWING SUMMARY UNAUDITED INTERIM FINANCIAL INFORMATION FOR THE QUARTERS ENDED MARCH 31, 2003 AND 2002 AND THE YEARS 1999 THROUGH 2002 INCLUDES BALANCE SHEET AND STATEMENT OF OPERATIONS DATA FROM THE UNAUDITED AND AUDITED FINANCIAL STATEMENTS OF STRATABASE. THE INFORMATION CONTAINED IN THIS TABLE SHOULD BE READ IN CONJUNCTION WITH "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND THE FINANCIAL STATEMENTS AND ACCOMPANYING NOTES INCLUDED IN THE MARCH 31, 2003 FORM 10-QSB AND 2002 FORM 10-KSB THAT IS INCORPORATED BY REFERENCE.

The financial statements of Stratabase have been prepared in accordance with accounting principles generally accepted in the United States. The application of Canadian generally accepted accounting principles, which will be applicable to our financial statements if the plan of conversion is approved, would not result in any material differences from the Stratabase financial statements.

                                   STRATABASE
                             SELECTED FINANCIAL DATA

                                                                         For the year ended December 31,
                                         -------------------------------------------------------------------------------------------
                                                   2002                    2001                     2000                    1999
                                         -------------------------------------------------------------------------------------------

STATEMENT OF OPERATIONS DATA
       Revenues                           $    430,240             $  2,360,452            $  1,313,579              $    41,813
       Net revenues (operating
               expenses)                      (149,522)                 753,350                 253,268                  (45,059)
       General and administrative
       expenses                                710,689                  441,571                 357,483                  175,535
       Net income (loss)                      (914,645)                 421,246                 (97,056)                (218,108)
       Dividends declared                            -                        -                       -                       -
EARNINGS (LOSS) PER SHARE OF
       COMMON STOCK
               Basic                      $      (0.12)            $       0.06            $      (0.02)            $      (0.04)
               Diluted                           (0.12)                    0.05                   (0.02)                   (0.04)
               Dividends per share                   -                        -                       -                        -
BALANCE SHEET DATA
       Total assets                       $    983,038             $  2,046,460            $    577,157             $     67,509
       Long-term obligations              $          -             $          -            $          -             $          -
       Average shares outstanding-diluted    7,928,372                7,368,372               6,386,272                5,404,801


The accompanying unaudited financial includes all adjustments considered necessary (consisting only of normal recurring adjustments) for a fair presentation. Results for the three-month periods ended March 31, 2003 and 2002 are not necessarily indicative of the results that may be expected for the year ended December 31, 2003, or any future period.

                                   STRATABASE
                   SELECTED INTERIM FINANCIAL DATA - CONTINUED

                                                                                     March 31
                                         -------------------------------------------------------------------------------------------
                                                                                               2003                     2002
                                         -------------------------------------------------------------------------------------------
                                                                                            (Unaudited)              (Unaudited)

STATEMENT OF OPERATIONS DATA
       Revenues                                                                            $      5,000             $    280,061

       Gross
       Profit                                                                                     4,014                  191,251
       General and administrative expenses                                                      229,044                  108,715
       Net income (loss)                                                                       (243,655)                  56,558
       Dividends declared                                                                             -                        -
EARNINGS (LOSS) PER SHARE OF
       COMMON STOCK
               Basic                                                                       $      (0.03)            $       0.01
               Diluted                                                                            (0.03)                    0.01
               Dividends per share                                                                    -                        -
BALANCE SHEET DATA
       Total assets                                                                        $    769,362             $    983,038
       Long-term obligations                                                               $          -             $          -
       Average shares outstanding-diluted                                                     7,283,372                7,394,486

                                  RISK FACTORS

An investment in Stratabase common shares involves certain risks. In evaluating us and our business, investors should carefully consider the following risk factors in addition to the other information included or incorporated by reference in this proxy statement/prospectus.

WE HAVE A GOING CONCERN OPINION FROM OUR AUDITORS, INDICATING THE POSSIBILITY THAT WE MAY NOT BE ABLE TO CONTINUE TO OPERATE.

For  the  year  ended  December  31,  2002,  we had a loss  from  operations  of approximately $914,645. During the three months ended March 31, 2003, we incurred a net loss of $243,655 and had negative working capital. We are in need of additional financing or a strategic arrangement in order to continue our planned activities for the remainder of the current fiscal year. These factors, among others, indicate that Stratabase may be unable to continue operations in the future as a going concern. These circumstances raise substantial doubt about our ability to continue as a going concern, as described in the explanatory paragraph to our independent auditors' report on our 2002 financial statements. Our plans to deal with this uncertainty include further limited reductions in expenditures and raising additional capital. There can be no assurance that management's plans to reduce expenditures, or raise capital can be realized. No adjustment has been made in the accompanying financial statements to the amounts and classification of assets and liabilities which could result should Stratabase be unable to continue as a going concern. If we cannot continue as a viable entity, our shareholders will not see any return on their investment in Stratabase.

Risks Relating to the Continuance

WE MAY OWE ADDITIONAL U.S. TAXES AS A RESULT OF THE CONVERSION IF OUR CONCLUSIONS RELATING TO THE VALUE OF OUR ASSETS ARE INCORRECT.

For U.S. tax purposes, on the date of conversion, we will be treated as though we sold all of our property and received the fair market value for those properties. We will be taxed on any income or gain realized on that "sale." If the fair market value of our assets is greater than our tax basis in our assets, we will have taxable gain on the deemed "sale".

We reviewed our assets, liabilities and paid-up capital and believe that we will not owe any U.S. federal income taxes as a result of the conversion/continuance. In addition, we have concluded that the fair market value of some of our assets is not in excess of our tax basis of such assets. Accordingly, no U.S. taxes will be owed as a result of the proposed conversion. It is possible that the facts on which we based our assumptions and conclusions could change before the conversion/continuance is completed. We have not applied to the federal tax authorities for a ruling on this matter and do not intend to do so. We have also made certain assumptions regarding the tax treatment of this transaction in order to reach our conclusions and it may be possible for some of these assumptions to be interpreted in a different manner which would be less favorable to us. You should understand that it is possible that the federal tax authorities will not accept our valuations or positions and claim that we owe taxes as a result of this transaction.

THE STOCK PRICE OF OUR COMMON SHARES MAY BE VOLATILE. IN ADDITION, DEMAND IN THE UNITED STATES FOR OUR SHARES MAY BE DECREASED BY THE CHANGE IN DOMICILE.

The market price of our common shares may be subject to significant fluctuations in response to variations in results of operations and other factors.
Developments affecting the software industry generally, including general economic conditions and government regulation, could also have a significant impact on the market price for our shares. In addition, the stock market has experienced a high level of price and volume volatility. Market prices for the stock of many similar companies have experienced wide fluctuations which have not necessarily been related to the operating performance of such companies. These broad market fluctuations, which are beyond the control of Stratabase, could have a material adverse effect on the market price of our shares.

We cannot predict what effect, if any, the conversion will have on the market price prevailing from time to time or the liquidity of our common shares. The change in domicile may decrease the demand for our shares in the United States. The decrease may not be offset by increased demand for Stratabase's shares in Canada.

Risks Relating to Stratabase

IF WE DO NOT GROW BY GENERATING SALES OF OUR PRODUCTS AND SERVICES, WE WILL NEVER BE ABLE TO ACHIEVE PROFITABILITY.

For the three months ended March 31, 2003 we had a net loss of $243,655. We anticipate losses from operations to continue as we market our new products. . If revenues and spending levels are not adjusted accordingly, we may not generate sufficient revenues to achieve sustained profitability. Even if sustained profitability is achieved, we may not sustain or increase such profitability on a quarterly or annual basis in the future.

If we do not grow, we will probably not become profitable. However, if we grow, develop and increase the size of our business, the demands on our operational systems will also increase. We will be required to further develop our operational and financial systems and managerial controls and procedures. We will also then need to expand, train and manage a larger team of staff. We do not currently have the resources for this type of expansion and may not be successful in our expansion efforts. Accordingly, we may limit or even entirely negate our chances to be profitable if we do not grow or if we cannot manage our growth.

ALTHOUGH WE INITIALLY EXPERIENCED RAPID GROWTH, NOW THAT WE HAVE REVISED OUR BUSINESS MODEL IT IS POSSIBLE WE WILL NOT EXPERIENCE ANY FURTHER GROWTH.

Since January 1, 2000 we have experienced a period of development which has placed, and continues to place, demands on our resources. As of December 31, 2000, we had $1,313,579 in revenues. This number grew to $2,360,452 as of December 31, 2001, an increase of approximately 80%. Although we experienced substantial revenue growth during 2000 and 2001, we came to believe that the specific open-source software business model we were using would not result in substantial continued growth past that point. Therefore it was decided by management to change our business model to focus instead on proprietary software. This change will continue to place further demands on our operational and financial resources.

To accommodate our change in direction we must:

-        improve  existing  operational  and financial  systems,  procedures and controls;
- hire, train and manage additional qualified personnel, including marketing, professional services and software engineering and development personnel; and
- effectively manage multiple relationships with our customers, suppliers and other third parties.

We may not be able to install and implement adequate operational and financial systems, procedures and controls in an efficient and timely manner, and our current or planned systems, procedures and controls may not be adequate to support our future operations. The difficulties associated with installing and implementing these new systems, procedures and controls may place a significant burden on our management and our internal resources. If we are unable to sell our proprietary software services and generate profitability, we may not be able to continue as a viable business entity.

OUR  CHANCES  OF  SUCCESS  WILL BE  DIMINISHED  IF WE LOSE THE  SERVICES  OF OUR
OFFICERS OR IF POTENTIAL CONFLICTS OF INTEREST BETWEEN OUR BUSINESS AND OUR OFFICERS ARE NOT RESOLVED IN OUR FAVOR.

We are highly dependent on the services provided by Mr. Trevor Newton, our Chairman of the Board, President, Secretary, Treasurer and Chief Operating and Executive Officer, and Mr. Fred Coombes, our Vice President of Corporate Development. Neither of these two individuals has an employment agreement with us nor do we have key-man life insurance on them. Since both may become active in other unrelated businesses, they may not devote their full-time to our affairs. This may cause conflicts of interest with our business in terms of time and business opportunities. These conflicts may not be resolved in our favor. Our business may be hurt if these conflicts are not resolved in our favor.

SINCE OUR EXPENSES ARE PAID FOR IN CANADIAN DOLLARS, AN UNFAVORABLE CURRENCY EXCHANGE RATE WOULD DECREASE OUR NET INCOME.

Our operations are located in Canada. Accordingly, the majority of our expenses are paid in Canadian dollars. We anticipate that most of our revenues will be received in US dollars. Accordingly, if the value of the Canadian dollar relative to the US dollar increases, then this could have a negative adverse effect on our financial condition by reducing our net income.

OUR SOFTWARE MAY CONTAIN DEFECTS THAT MAY HARM OUR REPUTATION, BE COSTLY TO CORRECT, DELAY REVENUE AND EXPOSE US TO LITIGATION.

Despite testing by us and our customers, errors may be found in our software after commencement of distribution. If errors are discovered, we may not be able to successfully correct them in a timely manner or at all. Errors and failures in our software could result in a loss of, or delay in, market acceptance of our software and the associated services that we sell to our customers and could damage our reputation and our ability to convince users of the benefits of our software. In addition, we may need to make significant expenditures of capital resources in order to eliminate errors and failures. If our software fails, our customers' systems may fail and they may assert claims for substantial damages against us. In addition, our insurance policies may not adequately limit our exposure with respect to this type of claim. A software liability claim, even if unsuccessful, could be costly and time consuming. Claims related to the occurrence or discovery of these types of errors or failures could result in a decrease in sales and an increase in costs to remedy the failures in our software.

WE MAY BE SUED AS A RESULT OF INFORMATION RETRIEVED FROM OUR WEB SITE.

On our Website we publish corporate information, sales material, software downloads, limited general industry information, investor relations material and technical support information. We may be subjected to claims for defamation, negligence, copyright or trademark infringement or other claims relating to the information we publish on our website. These types of claims have been brought, sometimes successfully, against online services in the past. We could also be subjected to claims based on content that is accessible from our website through links to other websites. Our insurance may not adequately protect us against these types of claims. Any lawsuit against us would result in a diversion of our resources from focusing on implementing our business plan.

OUR SECURITIES ARE REFERRED TO AS "PENNY STOCKS" WHICH ARE NOT PERCEIVED FAVORABLY IN THE MARKET PLACE.

The SEC has adopted regulations which generally define a "penny stock" to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Our securities are subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with a net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must:

o    make  a  special  suitability   determination  for  the  purchase  of  such
     securities;

o have received the purchaser's written consent to the transaction prior to the purchase;

o deliver to the purchaser, prior to the transaction, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market;

o disclose to the purchaser the commission payable to the broker-dealer and the registered representative;

o    provide the purchaser with current quotations for the securities;

o if he is the sole market maker, disclose that fact to the purchaser and his presumed control over the market; and

o provide the purchaser with monthly statements disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our securities in the market.

Risks Relating to our Strategy and our Industry

SINCE WE FACE INTENSE COMPETITION FROM OTHER SOFTWARE AND SERVICE SUPPLIERS, AND NEW COMPETITORS MAY ENTER OUR MARKETS EASILY, WE MAY NOT BE ABLE TO OVERCOME THE COMPETITION.

The market for Knowledge Worker Automation software, which includes Enterprise and Customer Relationship Management software and services, is new, rapidly evolving and intensely competitive. We expect competition to persist and intensify in the future. We estimate that there are currently over 5,000 private and public suppliers of Enterprise and Customer Relationship Management software solutions worldwide and expect this number to grow. In addition, there are a number of companies with large customer bases and greater financial resources and name recognition, such as Oracle and Microsoft, which have increased their presence in the market for Enterprise and Customer Relationship Management software systems and services. These companies may be able to undertake more extensive promotional activities, adopt more aggressive pricing policies, and offer more attractive terms to their customers than we can.

Furthermore, barriers to entry are minimal. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. These companies may be able to leverage their existing service organizations and provide higher levels of support on a more cost-effective basis than we can. If we are not able to compete successfully with current or future competitors, our business, operating results and financial condition will be materially adversely affected.

IF WE DO NOT SUCCEED IN THE MARKETING OF OUR PRODUCTS AND SERVICES, WE MAY NOT GENERATE A SUFFICIENT AMOUNT OF SALES TO EVER GENERATE PROFITS.

We cannot be certain that customers will want to purchase our products or engage our services. We also cannot be certain that we can attract or retain a sufficient number of the highly qualified services personnel that the expansion of our business will need. In addition, this change in our business model has required, and will continue to require, significant additional expenses and development, financial and operational resources. These additional resources will place further demands on our financial and operational resources and may make it more difficult for us to achieve and maintain profitability.

We may enter into business combinations and strategic alliances which will present us with additional challenges.

We may expand our operations or market presence by entering into business combinations, investments, joint ventures or other strategic alliances with other companies. Any such transactions may create risks such as:

- difficulty assimilating the operations, technology and personnel of the combined companies;
-        disruption of our ongoing business;
-        problems retaining key technical and managerial  personnel;
- one-time in-process research and development charges and ongoing expenses associated with amortization of goodwill and other purchased intangible assets;
-        potential dilution to our stockholders;
-        additional operating losses and expenses of acquired businesses;  and
- impairment of relationships with existing employees, customers and business partners.

Our inability to address these risks could result in not generating sufficient revenue to achieve profitability.

COMPETITION FOR SKILLED TECHNICAL PERSONNEL IN OUR INDUSTRY IS INTENSE AND OUR BUSINESS COULD SUFFER IF WE CAN NOT RETAIN OUR EMPLOYEES OR ATTRACT NEW ONES.

Our future performance also depends upon our ability to attract and retain highly qualified programming, technical, marketing and managerial personnel. There is intense competition for skilled personnel, particularly in the field of software engineering. If we do not succeed in retaining our personnel or in attracting new employees, our business could suffer significantly.

IN ORDER TO KEEP UP WITH TECHNOLOGICAL ADVANCES, WE MAY HAVE TO INCUR ADDITIONAL COSTS TO MODIFY OUR SERVICES OR INFRASTRUCTURE.

Our market is characterized by rapidly changing technologies, evolving industry standards, frequent new service introductions and changing customer demands. To be successful, we must adapt to a rapidly evolving market by continually enhancing our infrastructure, content, information and services to fulfill our users' needs. We could incur additional costs if it becomes necessary to modify services or infrastructure in order to adapt to these or other changes affecting providers of Internet services. If we have to incur such additional costs, or if we cannot adapt to changes in the marketplace, our net income will be directly adversely affected.

IF WE DO NOT IMPROVE OUR SALES FORCE, WE MAY NOT GENERATE SIGNIFICANT REVENUES OR BECOME PROFITABLE.

Since eliminating our second office we have lost the services of our two salespeople, and currently do not have any dedicated fulltime salespeople and are looking to find suitable replacements. We do not have current relationships with outside sales personnel or distributors. In order to grow, we must develop an effective sales capability. Our ability to do so successfully involves a number of factors. They include the competition in hiring and retaining suitable personnel, our ability to integrate and motivate personnel and the length of time it takes for new personnel to become effective. While we intend to market our products and services via direct mail advertising and the Internet, there is no assurance that these marketing efforts will be successful. Our failure to develop and maintain an effective sales infrastructure would have a negative effect upon our business prospects as we will not be able to generate a sufficient amount of sales.

                       CONTINUANCE AND CONVERSION PROPOSAL

BACKGROUND OF THE PROPOSAL

The Board of Directors of Stratabase has determined that it is advisable to change Stratabase's domicile from Nevada to Canada. Management has determined that a conversion will be the most effective means of achieving the desired change of domicile. The Nevada Revised Statutes allow a corporation that is duly incorporated, organized, existing and in good standing under the Nevada law to convert into a foreign entity pursuant to a plan of conversion approved by the stockholders of the Nevada corporation.

Under the proposed continuance and conversion, if the stockholders approve the plan of conversion then articles of conversion will be filed with the Secretary of State of Nevada. Articles of continuance will also be filed with the Director of Business Corporations in Canada. Upon the filing, Stratabase will be continued as a Canadian company and will be governed by the laws of Canada. The assets and liabilities of the Canadian company immediately after the consummation of the conversion will be identical to the assets and liabilities of the Nevada company immediately prior to the conversion. The current officers and directors of the Nevada company will be the officers and directors of the Canadian company. The change of domicile will not result in any material change to the business of Stratabase and will not have any effect on the relative equity or voting interests of our stockholders. Each previously outstanding share of Stratabase common stock will become one share of the Canadian company. The change in domicile will, however, result in changes in the rights and obligations of current Stratabase stockholders under applicable corporate laws. For an explanation of these differences see "Comparative Rights of Stockholders". In addition, the merger may have adverse tax consequences for stockholders. For a more detailed explanation of the circumstances to be considered in determining the tax consequences, see "Material United States Federal Tax Consequences" and "Material Canadian Tax Consequences."

Pursuant to Section 92A.120 of the Nevada Revised Statutes, the board of directors of Stratabase has adopted a resolution approving the plan of conversion. The effect of this conversion will be to change the domicile of Stratabase from Nevada to British Columbia. Such resolution shall be submitted to the stockholders of Stratabase at a special meeting. Due notice of the time, place and purpose of the meeting shall be mailed to each holder of stock, whether voting or non-voting, at the address of the stockholder as it appears on the records of the corporation, at least 20 days prior to the date of the meeting. At the meeting, the resolution shall be considered and a vote taken for its adoption or rejection. If the holders of a majority of the outstanding shares of Stratabase vote for the adoption of the resolution, Stratabase shall file with the Secretary of State of Nevada the Plan of Conversion and file a notice of registered office, a notice of directors and Articles of Continuance with the Director under the Canada Business Corporations Act. The current officers and directors of the Nevada company will be the officers and directors of the Canadian company. Upon the filing of the Plan of Conversion in accordance with Section 92A.205 of the Nevada Revised Statutes and payment to the Secretary of State of all fees prescribed thereto, the conversion shall become effective in accordance with Section 92A.240 of the Nevada Revised Statutes. Upon receipt of the Articles of Continuance and payment of all applicable fees, the Director shall issue a Certificate of Continuance, and the continuance shall be effective on the date shown in the certificate.

REASONS FOR THE CHANGE OF DOMICILE

We believe that the continuance to Canada will more accurately reflect our operations, which have always been in Canada. We have never had any employees or operations in the U.S. We also believe the continuance to Canada will enable us to benefit from scientific research and development grants that are not available to non-Canadian corporations, and we consider this to be in the best interest of our shareholders. For example, in the past we have not been able to realize all the benefits of the Scientific Research and Experimental Development program in Canada, due to the jurisdiction of our incorporation. This program provides a credit from the Canadian government for the amount of monies spent on certain research and development activities, including software programming expenditures which fall within certain guidelines. Although we have applied for and obtained this credit in previous years, it resulted in no net gain to the company due to the fact our jurisdiction of incorporation is outside of Canada. As a Canadian company, we believe that Stratabase will be able to receive the full benefit of the Scientific Research and Experimental Development program in future. We consider this to be in the best interest of shareholders. The Board also believes that continuing Stratabase to Canada more accurately reflects the nature of our business because it is the jurisdiction in which our business has always been based. Furthermore, all of our assets and operations, as well as our officers and directors, are located in Canada, and a majority of our issued and outstanding common stock is owned of record by non-U.S. residents.

Accordingly, upon the continuance, we will be considered a "foreign private issuer" under the Securities Act of 1933, as amended. Before our continuance in Canada, we prepared our financial statements in accordance with generally accepted accounting principles ("GAAP") in the United States. As a Canadian incorporated issuer, we will be required to prepare our annual and interim financial statements in accordance with Canadian generally accepted accounting principles. For purpose of our annual disclosure obligations in the United States, we will annually file in the United States consolidated financial statements prepared in accordance with Canadian GAAP together with a reconciliation to US GAAP. In addition, as a foreign private issuer Stratabase will not have to file quarterly reports with the SEC nor will its directors, officers and 10% stockholders be subject to Section 16(b) of the Exchange Act.

EFFECTIVE TIME OF THE CONVERSION

The continuance and conversion will become effective upon:

         1. The approval of the plan of conversion by the stockholders of Stratabase; and

         2. The delivery of duly executed articles of conversion to the Secretary of State of the State of Nevada in accordance with
                  Section 92A.205 of the Nevada Revised Statutes.

         3.       The issuance of a Certificate  of  Continuance by the Director
                  of   Business   Corporations   under   the   Canada   Business
                  Corporations Act in accordance with section 262 of that Act.

We anticipate that the Articles of Conversion and Articles of Continuance will be filed promptly after the special meeting of Stratabase stockholders.

CONDITIONS TO THE CONSUMMATION OF THE CONVERSION

The Board of Directors of Stratabase has adopted and approved the plan of conversion. Therefore, the only condition required for Stratabase to adopt the plan of conversion and become continued into Canada is that the stockholders must duly approve the plan of conversion. The only material consent, approval or authorization of or filing with any governmental entity required to consummate the conversion are the approval of the stockholders of Stratabase in accordance with Section 92A.120 of the Nevada Revised Statutes, the filing of the Articles of Conversion with the Secretary of State of Nevada and the filing of articles of continuance with the Canadian Director of Business Corporations.

EXCHANGE OF SHARE CERTIFICATES

No exchange of certificates that, prior to the effective time of the continuance, represented shares of Stratabase common stock is required with respect to the continuance and the transactions contemplated by the conversion plan. Promptly after the effective time of the conversion, we shall mail to each record holder of certificates that immediately prior to the effective time of the conversion represented shares of our common stock, a letter of transmittal and instructions for use in surrendering those certificates. Upon the surrender of each certificate formerly representing Stratabase stock, together with a properly completed letter of transmittal, we shall issue in exchange a share certificate of Stratabase, the Canadian company and the stock certificate representing shares in the Nevada company shall be cancelled. Until so surrendered and exchanged, each Stratabase stock certificate shall represent solely the right to receive shares in the new company.

STOCK OPTIONS

As of the effective time of the conversion, all warrants and options to purchase shares of Stratabase common stock granted or issued prior to the effective time of the conversion will remain warrants options to purchase shares in Stratabase as continued under the Canada Business Corporations Act.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE CONTINUANCE AND PLAN OF CONVERSION DESCRIBED IN THIS PROXY/PROSPECTUS AND RECOMMENDS THAT STOCKHOLDERS APPROVE THE CONTINUANCE AND PLAN OF CONVERSION.

In reaching its decision, the board reviewed the fairness to Stratabase and its stockholders of the proposed continuance and considered, without assigning relative weights to, the following factors:

         - The fact that all of Stratabase's assets and employees and current principal executive office are currently located in Canada, and always have been.

         - The belief of the board of directors that the continuance will provide greater access to certain research and development grants which are more readily available to Canadian incorporated companies.

         - The belief that there will be minimal U.S. tax consequences of the proposed continuance.

         - The fact that the stockholders have an opportunity to vote on the proposed continuance.

Without relying on any single factor listed above more than any other factor, the board of directors, based upon their consideration of all such factors taken as a whole, have concluded that the proposals are fair to Stratabase and its stockholders. ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL CONTAINED IN THIS PROXY/PROSPECTUS.

                          VOTING AND PROXY INFORMATION

SPECIAL MEETING

A special meeting of the Stratabase stockholders will be held at _________ p.m. on _________, 2003, at the offices of Ehrenreich Eilenberg & Krause LLP, 11 East 44th Street, New York, New York 10017 (or at any adjournments or postponements thereof) to consider and vote on a proposal to effect a plan of conversion, which will have the effect of transferring the jurisdiction of incorporation of Stratabase from the State of Nevada to Canada, and to vote on any other matters that may properly come before such meeting. The presence, in person or by proxy, of stockholders holding a majority of the outstanding shares of Stratabase common stock will constitute a quorum. The vote of any stockholder who is represented at the special meeting by proxy will be cast as specified in the proxy. If no vote is specified in a duly executed and delivered proxy, such vote will be cast for the proposal. Any stockholder of record who is present at the special meeting in person will be entitled to vote at the meeting regardless of whether the stockholder has previously granted a proxy for the special meeting.

THE BOARD OF DIRECTORS OF STRATABASE HAS APPROVED THE CONTINUANCE AND RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF ITS APPROVAL.

PROXY SOLICITATION

The total cost of soliciting proxies will be borne by us. Proxies may be solicited by officers and regular employees of Stratabase without extra remuneration, by personal interviews, telephone and by electronic means. We anticipate that banks, brokerage houses and other custodians, nominees and fiduciaries will forward soliciting material to stockholders and those persons will be reimbursed for the related out-of-pocket expenses they incur.

RECORD DATE

Only those stockholders of record at the close of business on ______________, 2003, as shown in Stratabase's records, will be entitled to vote or to grant proxies to vote at the special meeting.

VOTE REQUIRED FOR APPROVAL

Approval of the conversion plan requires the affirmative vote of the stockholders of Stratabase holding a majority of the shares of Stratabase common stock. Abstentions and broker "non-votes" will have the effect of votes for the approval of the plan. As of April 10, 2003, there were 8,233,372 shares of common stock outstanding held by approximately 100 holders of record. The directors and executive officers of Stratabase directly own, in the aggregate, 3,987,700 shares (approximately 48.3%) of the total number of shares of Stratabase common stock outstanding at the record date. These persons have indicated that they will vote all of their shares for the approval of the proposal.

PROXIES INSTRUCTION

Each Stratabase stockholder as of ___________, 2003, will receive a proxy card. A stockholder may grant a proxy to vote for or against, or to abstain from voting on, the proposals by marking his/her proxy card appropriately and executing it in the space provided.

Holders of our common stock whose names appear on the stock records of Stratabase should return their proxy card to our transfer agent, Securities Transfer Corp., in the envelope provided with the proxy card. Stockholders who hold their common stock in the name of a bank, broker or other nominee should follow the instructions provided by their bank, broker or nominee on voting their shares.

TO BE EFFECTIVE, A PROXY CARD MUST BE RECEIVED PRIOR TO THE SPECIAL MEETING. ANY PROPERLY EXECUTED PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATION
INDICATED ON THE PROXY CARD. A PROPERLY EXECUTED AND RETURNED PROXY CARD IN WHICH NO SPECIFICATION IS MADE WILL BE VOTED FOR THE PROPOSAL.

If any other matters are properly presented at the special meeting for consideration, including consideration of a motion to adjourn the meeting to another time and/or place (including adjournment for the purpose of soliciting additional proxies), the persons named in the proxy card and acting under its authority will have discretion to vote on such matters in accordance with their best judgment.

PROXY REVOCATION

Holders of Stratabase common stock whose names appear on the stock records of Stratabase may revoke their proxy card at any time prior to its exercise by:

         giving written notice of such revocation to the corporate Secretary;

         appearing and voting in person at the special meeting; or

         properly completing and executing a later-dated proxy and delivering it to the corporate Secretary at or before the special meeting.

Presence without voting at the special meeting will not automatically revoke a proxy, and any revocation during the meeting will not affect votes previously taken. Stratabase stockholders who hold their Stratabase common stock in the name of a bank, broker or other nominee should follow the instructions provided by their bank, broker or nominee in revoking their previously voted shares.

PROXY VALIDITY

All questions as to the validity, form, eligibility (including time of receipt), and acceptance of proxy cards will be determined by the Stratabase board of directors. Any such determination will be final and binding. The Stratabase board of directors will have the right to waive any irregularities or conditions as to the manner of voting. Stratabase may accept proxies by any reasonable form of communication so long as Stratabase can be reasonably assured that the communication is authorized by the Stratabase stockholder.

                               DISSENTERS' RIGHTS

Under Chapter 92A of the Nevada Revised Statutes, stockholders of record are entitled to the fair value of all or a portion of their shares in certain corporate transactions, such as a merger. However, such appraisal rights are not available in a plan of conversion.

                 MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES

GENERAL

The following sections summarize material provisions of United States federal income tax laws that may affect our stockholders and us. Although this summary discusses the material United States federal income tax considerations arising from and relating to the continuance, it does not purport to discuss all of the United States consequences that may be relevant to our stockholders, nor will it apply to the same extent or in the same way to all stockholders. The summary does not describe the effect of the U.S. federal estate tax laws or the effects of any state or local tax law, rule or regulation, nor is any information provided as to the effect of any other United States or foreign tax law, other than the income tax laws of the United States to the extent specifically set forth herein.

We have not sought or obtained an opinion of tax counsel with respect to this summary and no assurance can be given that new or future legislation, regulations or interpretations will not significantly change the tax considerations described below and any such change may apply retroactively. The tax discussion set forth below is based upon the facts set out in this registration statement/prospectus and upon additional information possessed by our management and upon representations of our management. The tax discussion is included for general information purposes only. It is not intended to be, nor should it be construed to be, legal or tax advice to any particular stockholder. The following does not address all aspects of taxation that may be relevant to you in light of your individual circumstances and tax situation. YOU ARE STRONGLY ADVISED AND ARE EXPECTED TO CONSULT WITH YOUR OWN LEGAL AND TAX ADVISORS REGARDING THE UNITED STATES INCOME TAX CONSEQUENCES OF THE CONTINUANCE IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

This portion of the summary applies to U.S. holders who own our common shares as capital assets. U.S. holders include individual citizens or residents of the United States, corporations (or entities treated as corporations for U.S. federal income tax purposes), and partnerships organized under the laws of the United States or any State thereof or the District of Columbia. Trusts are U.S. holders if they are subject to the primary supervision of a U.S. court and the control of one or more U.S. persons with respect to substantial trust decisions. An estate is a U.S. holder if the income of the estate is subject to U.S. federal income taxation regardless of the source of the income. U.S. holders who own interests indirectly through one or more non-U.S. entities or carry on business outside the United States through a permanent establishment or fixed place of business, or U.S. holders who hold an interest other than as a common shareholder, should consult with their tax advisors regarding their particular tax consequences.

This summary also describes certain U.S. federal income tax consequences to Canadian holders following the continuance, who are specifically those persons resident in Canada who own our common shares as capital assets. The discussion is limited to the U.S. federal income tax consequences to Canadian holders of their ownership and disposition of the common shares of Stratabase as a result of the continuance and assumes the Canadian holders have no other U.S. assets or activities.

This discussion is based on the Internal Revenue Code of 1986, as amended, adopted and proposed regulations thereunder, Internal Revenue Service ("IRS") rulings and pronouncements, reports of congressional committees, judicial decisions, and current administrative practice, all of which are subject to change, perhaps with retroactive effect. Any such change could alter the tax consequences discussed below. No ruling from the IRS will be requested concerning the U.S. federal income tax consequences of the continuance. The tax consequences set forth in the following discussion are not binding on the IRS or the courts and no assurance can be given that contrary positions will not be successfully asserted by the IRS or adopted by a court. As indicated above, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular U.S. holders in light of their personal circumstances or to U.S. holders subject to special treatment under the U.S. Internal Revenue Code, including, without limitation, banks, financial institutions, insurance companies, tax-exempt organizations, broker-dealers, S corporations, individual retirement and other deferred accounts, application of the alternative minimum tax rules, holders who received our stock as compensation, persons who hold notes or stock as part of a hedge, conversion, or constructive sale transaction, straddle, or other risk-reduction transaction, persons that have a "functional currency" other than the U.S. dollar, and persons subject to taxation as expatriates. Furthermore, this discussion does not address the tax consequences applicable to holders that are treated as partnerships or other pass-through entities for U.S. federal income tax purposes.

This summary does not address the U.S. federal income tax consequences to a U.S.
holder  of  the  ownership,   exercise,   or  disposition  of  any  warrants  or
compensatory options.

U.S. TAX CONSEQUENCES TO US

While the continuance of Stratabase from Nevada to Canada is actually a migration of the corporation from Nevada to Canada, for tax purposes, the continuance is treated as the transfer of our assets to the Canadian company in exchange for stock of the Canadian company. This is to be followed by a distribution of the stock in the Canadian company to our stockholders, and then the exchange by Stratabase Nevada's stockholders of their Stratabase Nevada stock for Stratabase Canada stock. As a Nevada company, we must recognize gain (but not loss) on the assets held by us at the time of the conversion to the extent that the fair market value of any of our assets exceeds their respective basis in the assets. The calculation of any potential gain will need to be made separately for each asset held by Stratabase Nevada. No loss will be allowed for any asset that has a taxable basis in excess of its fair market value. We believe that the current fair market value of the assets held by Stratabase do not exceed their respective basis. Accordingly, we are not expecting Stratabase Nevada to recognize taxable gains as a result of the continuance.

U.S. TAX CONSEQUENCES TO U.S. AND CANADIAN SHAREHOLDERS

The continuance should be treated by shareholders as the exchange by you, our shareholders, of your stock for stock of the Canadian company. The shareholders will not be required to recognize any U.S. gain or loss on this transaction. A shareholder's adjusted basis in the shares of Stratabase Canada received in the exchange will be equal to such shareholder's adjusted basis in the shares of Stratabase Nevada surrendered in the exchange. A shareholder's holding period in the shares of Stratabase Canada received in the exchange should include the period of time during which such shareholder held his or her shares in Stratabase Nevada.

CONTROLLED FOREIGN CORPORATION CONSIDERATIONS

There is currently one U.S. shareholder of Stratabase Nevada that owns (directly or indirectly) at least 10% of the Stratabase Nevada shares. However, the total combined ownership of all U.S. shareholders is less than 50%. Therefore, the Controlled Foreign Corporation ("CFC") rules under Internal Revenue Code ("IRC") Sections 951 - 959 will not apply to Stratabase Canada and its U.S. shareholders immediately after the continuance. Any United States person who owns (directly or indirectly) 10% or more of the total combined voting power of all classes of stock entitled to vote of a foreign corporation, such as Stratabase Canada, will be considered a "United States shareholder" under the CFC rules. If, in the future, "United States shareholders" (as defined above) own more than 50% of the total combined voting power of all classes of Stratabase Canada stock entitled to vote or own more than 50% of the value of Stratabase Canada stock, Stratabase Canada will be considered to be a CFC for U.S. tax purposes. In such situation, the "United States shareholders" would likely be subject to the effects of the CFC rules, and should consult with their tax advisors regarding their particular tax consequences.

FOREIGN PERSONAL HOLDING COMPANY CONSIDERATIONS

There is not currently a group of five or fewer U.S. shareholders of Stratabase Nevada that owns (directly or indirectly) more than 50% of the Stratabase Nevada shares. Therefore, the Foreign Personal Holding Company ("FPHC") rules under IRC Sections 551 - 558 will not apply to Stratabase Canada immediately after the continuance. If, in the future, any group of five or fewer U.S. shareholders owns (directly or indirectly) more than 50% of Stratabase Canada's stock, the U.S. shareholders may be subject to the FPHC rules, depending on the type of income earned by Stratabase. Should that situation occur, the U.S. shareholders should consult with their tax advisors regarding their particular tax consequences.

PASSIVE FOREIGN INVESTMENT COMPANY CONSIDERATIONS

After the continuance, Stratabase Canada and every U.S. shareholder of Stratabase Canada will need to annually evaluate whether Stratabase Canada is a Passive Foreign Investment Company ("PFIC") under IRC Sections 1291 - 1298. If, at any time after the continuance, Stratabase Canada were considered a PFIC, Stratabase and all U.S. shareholders of Stratabase Canada would need to consider various potential reporting requirements, tax elections, and tax liabilities imposed under the PFIC rules. In such situation, the company and all U.S. shareholders should consult with their tax advisors regarding their particular tax consequences.

If Stratabase Canada generates revenues in any tax year that are at least 75% passive income (dividends, interest, royalties, rents, annuities, foreign currency gains, and gains from the sale of assets generating passive income), Stratabase Canada will be considered a PFIC for that year and for all future years. In addition, if 50% or more of the gross average value of Stratabase Canada's assets in any tax year consist of assets that would produce passive income (including cash and cash equivalents held as working capital), Stratabase Canada will be considered a PFIC for that year and for all future years.

POST-CONTINUANCE U.S. TAXATION OF INCOME, GAINS AND LOSSES

After the continuance, Stratabase Canada will not have any U.S. activities or operations. As long as Stratabase Canada does not develop a permanent establishment in the U.S., the operations of Stratabase Canada will not be subject to U.S. income tax. If Stratabase Canada receives dividends, interest, rent, or royalties from any U.S. entity, those amounts will be subject to withholding tax (which will be withheld and remitted to the US Treasury by the U.S. entity paying the dividends or interest) under the Convention Between the United States of America and Canada With Respect to Taxes on Income and Capital ("Canada - United States income tax treaty"). Depending on the particular situation, such amounts may be available to offset taxes imposed by the country of residence of a particular stockholder.

POST-CONTINUANCE SALE OF STRATABASE CANADA SHARES

A U.S. shareholder who sells his or her shares of Stratabase Canada will generally recognize capital gain (or loss) equal to the amount by which the cash received pursuant to sale of the shares exceeds (or is exceeded by) such holder's adjusted basis in the shares surrendered. If the U.S. shareholder's holding period for the Stratabase Canada shares (which includes the holding period for the Stratabase Nevada shares) is less than one year, the U.S. shareholder will recognize ordinary income (or loss) on the sale of his or her shares.

POST-CONTINUANCE DIVIDENDS ON STRATABASE CANADA SHARES

Any dividends received by U.S. shareholders of Stratabase Canada will be recognized as ordinary income by the shareholders for U.S. tax purposes. Any Canadian tax withheld by Canada Customs & Revenue Agency on such dividends will be available as a foreign tax credit to the U.S. shareholders. In general, any Canadian income tax withheld from dividends paid to U.S. shareholders can be used by the shareholder to offset the U.S. income tax assessed on the dividends. The amount of the Canadian taxes that can be used as a foreign tax credit will depend on the particular tax situation of each U.S. shareholder. Each U.S. shareholder should consult with a tax advisor regarding the calculation of any available foreign tax credit available in his or her particular tax consequences.


                       MATERIAL CANADIAN TAX CONSEQUENCES

GENERAL

The following sections summarize material provisions of Canadian federal income tax laws that may affect our stockholders and us. Although this summary discusses the material Canadian federal income tax considerations arising from and relating to the continuance, it does not purport to discuss all of the Canadian tax consequences that may be relevant to our stockholders, nor will it apply to the same extent or in the same way to all stockholders. We have not sought or obtained an opinion of tax counsel with respect to this summary and no assurance can be given that new or future legislation, regulations or interpretations will not significantly change the tax considerations described below and any such change may apply retroactively. The summary does not describe the effects of any provincial or local tax law, rule or regulation, nor is any information provided as to the effect of any other Canadian federal or foreign tax law, other than the income tax laws of the Canada to the extent specifically set forth herein.

The tax discussion set forth below is based upon the facts set out in this registration statement/prospectus and upon additional information possessed by our management and upon representations of our management. The tax discussion is included for general information purposes only. It is not intended to be, nor should it be construed to be, legal or tax advice to any particular stockholder. The following does not address all aspects of taxation that may be relevant to you in light of your individual circumstances and tax situation. YOU ARE STRONGLY ADVISED AND ARE EXPECTED TO CONSULT WITH YOUR OWN LEGAL AND TAX ADVISORS REGARDING THE CANADIAN INCOME TAX CONSEQUENCES OF THE CONTINUANCE IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES.

                       CANADIAN INCOME TAX CONSIDERATIONS

The following general summary is our understanding of the Canadian federal income tax consequences of the proposed continuance of Stratabase Nevada to Canada as it applies to Stratabase Canada and to those individual Canadian resident stockholders to whom shares of the Nevada company constitute "capital property" for the purposes of the Income Tax Act (Canada) (the "Act"). This summary also describes the principal Canadian federal income tax consequences of the proposed continuance of Stratabase Nevada to Canada to non-resident individual stockholders who do not carry on business in Canada. Nevada stockholders should consult their own Canadian tax advisors on the Canadian tax consequences of the proposed continuance.

This summary is based upon our understanding of the current provisions of the Act, the regulations thereunder in force on the date hereof (the "Regulations"), any proposed amendments (the "Proposed Amendments") to the Act or Regulations previously announced by the Federal Minister of Finance and our understanding of the current administrative and assessing policies of the Canada Customs and Revenue Agency. This description is not exhaustive of all possible Canadian federal income tax consequences and does not take into account or anticipate any changes in law, whether by legislative, governmental or judicial action other than the Proposed Amendments, nor does it take into account provincial or foreign tax considerations, which may differ significantly from those discussed herein.

CONSEQUENCES OF CONTINUANCE TO CANADA

CANADIAN CORPORATION

As a result of being granted articles of continuance to Canada, Stratabase Canada will be deemed to have been incorporated in Canada from that point onwards, and not to have been incorporated elsewhere.

NOT FOREIGN PROPERTY

As of the date of continuance, Stratabase Canada shares will not be considered foreign property for investment by a registered pension plan, registered retirement savings plan or deferred profit sharing plan. It is not likely that the Stratabase Canada shares will ever be considered foreign property.

DEEMED DISPOSITION

As a result of the continuance to Canada, Stratabase Canada will be deemed to have disposed of, and immediately reacquired, all of its assets at their then fair market value. Gains arising on the deemed disposition of taxable Canadian property (if any) are taxable in Canada (subject to exclusion by the Canada-United States income tax treaty). Since all of our property is located in Canada, all of our property is taxable Canadian property.

Pre-continuance accrued gains on a subsequent disposition by Stratabase Canada are not subject to further Canadian tax. Although pre-continuance accrued losses are available for future use in Canada, we do not anticipate having any loss carry-forwards subsequent to the continuance. The effect of this provision is that Stratabase Canada's assets are re-stated for Canadian income tax purposes at their fair market value as at the time of continuance to Canada.

NEW FISCAL PERIOD

We will be deemed to have a year-end immediately prior to our continuance to Canada. For Canadian income tax purposes, Stratabase Canada will be able to choose a new fiscal year end falling within the 12 months following the date of continuance.

CONSEQUENCES OF CONTINUANCE TO CANADIAN STOCKHOLDERS

NO DEEMED DISPOSITION

A stockholder will not realize a disposition of their Stratabase Nevada shares on the continuance to Canada. For Canadian income tax purposes, the income tax cost of their Stratabase Canada shares will be equal to the income tax cost of their Nevada shares. On a subsequent sale of Stratabase Canada shares, a capital gain or loss will result equal to the proceeds of disposition less the income tax cost of their Stratabase Canada shares and any related selling costs.

DEEMED DIVIDEND

The deemed disposition of Stratabase Nevada's assets will result in a decrease in the income tax cost of its assets. To the extent there is an adjustment in the income tax cost of Stratabase Canada's assets, a corresponding adjustment to the paid up capital of Stratabase Canada's shares will be made to ensure their paid up capital does not exceed the difference between the adjusted income tax cost of its assets (as adjusted by the deemed disposition) and its outstanding liabilities. Since a decrease in Stratabase Canada's paid up capital is required, such decrease is allocated pro-rata amongst Stratabase Canada's shares.

If an increase in the income tax cost of Stratabase Canada's asset values is realized, Stratabase Canada may elect to increase the paid up capital of its shares prior to continuing to Canada. In the event Stratabase Canada makes such an election, it will be deemed to have paid a dividend to its stockholders.
Canadian stockholders that are deemed to have received such a dividend must include that dividend in income. In such a situation, the amount of the dividend will be added to the stockholders' income tax cost of their Stratabase Canada shares. Since the tax consequences would be detrimental to individual stockholders if we were to increase the income tax cost, we will not be making such an election.

INTEREST EXPENSE

Stratabase Nevada's continuance to Canada will not affect the deductibility of interest incurred on money borrowed to purchase shares of Corp Nevada. Generally, interest that is currently deductible will continue to be deductible by a stockholder after our continuance to Canada, as long as the stockholder continues to own Stratabase Canada shares.

CONSEQUENCES OF CONTINUANCE TO NON-RESIDENT STOCKHOLDERS

On the continuance of to Canada, the income tax cost of a non-resident's Stratabase Canada shares will be equal to their fair market value at the time of continuance to Canada. A subsequent disposition of Stratabase Canada shares by a non-resident stockholder will not be subject to tax in Canada provided his shares are not taxable Canadian property.

To the extent Stratabase Canada pays a dividend to a non-resident stockholder, such dividend is subject to a 25% withholding tax (to be reduced by an income tax treaty between Canada and the non-resident stockholder's country of residence). Under the treaty, most shareholders of Stratabase Canada would be subject to a 15% withholding tax. Any shareholders that are corporation and that own 10% or more of Stratabase Canada would be subject to a 5% withholding tax.

                       COMPARATIVE RIGHTS OF STOCKHOLDERS

After the conversion of Stratabase, the stockholders of the former Nevada corporation will become the holders of shares in the capital of a Canadian company organized under the Canada Business Corporations Act. Differences between the Nevada Revised Statutes and the Canada Business Corporations Act, will result in various changes in the rights of stockholders of Stratabase. The following is a summary description of the more significant differences. This summary description is qualified by reference to the Nevada Revised Statutes and the Canada Business Corporations Act.

ELECTION AND REMOVAL OF DIRECTORS

NEVADA. Any director, or the entire Board, may be removed with or without cause, but only by the vote of not less than two thirds of the voting power of the company at a meeting called for that purpose. The directors may fill vacancies on the board.

CANADA. Any director, or the entire Board, may be removed with or without cause, but only by a majority vote at a meeting of shareholders called for that purpose. The directors may fill vacancies on the Board.

INSPECTION OF STOCKHOLDERS LIST

NEVADA. Under Nevada law, any stockholder of record of a corporation who has held his shares for more than six months and stockholders holding at least 5% of all of its outstanding shares, is entitled to inspect, during normal business hours, the company's stock ledger and make extracts therefrom. It also provides that a Nevada company may condition such inspection right upon delivery of a written affidavit stating that inspection is not desired for any purpose not related to the stockholder's interest in the company.

CANADA. Under Canadian law, where a corporation has previously distributed its shares to the public, shareholders and creditors of a corporation may, on payment of a reasonable fee may require a corporation to furnish a list setting out the names and addresses of the stockholders of a corporation and the number of shares held by each stockholder. In order to obtain such a list, an affidavit must also be provided confirming that the list will only be used in connection with an effort to influence voting of the stockholders, an offer to acquire securities of the corporation or any other matter relating to the affairs of the corporation.

TRANSACTIONS WITH OFFICERS AND DIRECTORS

NEVADA. Under Nevada law, contracts or transactions in which a director or officer is financially interested are not automatically void or voidable if (i) the fact of the common directorship, office or financial interest is known to the board of directors or committee, and the board or committee authorizes, approves or ratifies the contract or transactions in good faith by a vote sufficient for the purpose, without counting the vote or votes of the common or interested director or directors, or (ii) the contract or transaction, in good faith, is ratified or approved by the holders of a majority of the voting power,
(iii) the fact of common directorship, office or financial interest known to the director or officer at the time of the transactions is brought before the board of directors for actions, or (iv) the contract or transaction is fair to the corporation at the time it is authorized or approved. Common or interested directors may be counted to determine presence of a quorum and if the votes of the common or interested directors are not counted at the meeting, then a majority of directors may authorize, approve or ratify a contract or transaction.

CANADA. Under Canadian law, a material contract or transaction between a corporation and one or more of its directors or officers, or between a corporation and another entity in which a director or officer of the corporation is a director or officer or has a material interest in is not invalid if the director or officer has disclosed the nature and extent of his interest and the contract or transaction was approved by the directors. Even if such disclosure is not made, a director or officer will not be accountable to the corporation for any profit realized in such a transaction, and the contract or transaction will not be invalid only by reason of such interest, if the contract or transaction is approved by a special resolution at a meeting of shareholders, disclosure of his interest sufficient to indicate its nature is made before shareholder approval, and the contract or transaction is reasonable and fair to the corporation at the time it was approved. Interested directors may be counted for the purpose of determining a quorum at a meeting of directors called to authorize the contract.

LIMITATION ON LIABILITY OF DIRECTORS; INDEMNIFICATION OF OFFICERS
AND DIRECTORS

NEVADA. Nevada law provides for discretionary indemnification made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made either: (i) by the stockholders;
(ii) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the actions, suit or proceeding; (iii) if a majority vote of a quorum consisting of directors who were not parties to the actions, suit or proceeding so orders, by independent legal counsel in a written opinion; or (iv) if a quorum consisting of directors who were not parties to the actions, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the actions, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions do not affect any right to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to Nevada law does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding office, except that indemnification, unless ordered by a court or for the advancement of expenses, may not be made to or on behalf of any director or officer if his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. In addition, indemnification continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

CANADA. Canadian law provides that a corporation may indemnify a director or officer or former director or officer of the corporation against costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment reasonably incurred by the individual, in respect of a proceeding to which such person was a party by reason of being or having been a director or officer, if the person: (i) acted honestly and in good faith with a view to the best interests of the corporation; and (ii) in the case of a criminal or administrative proceeding enforced by a monetary penalty, he had reasonable grounds for believing his conduct was lawful. Where the indemnity is in respect of an action by or on behalf of the corporation for a judgment in its favour to which the director or officer is made party, such indemnity is only available if the director or officer fulfills those conditions.

VOTING RIGHTS WITH RESPECT TO EXTRAORDINARY CORPORATE TRANSACTIONS

NEVADA. Approval of mergers and consolidations and sales, leases or exchanges of all or substantially all of the property or assets of a corporation, whether or not in the ordinary course of business, requires the affirmative vote or consent of the holders of a majority of the outstanding shares entitled to vote, except that, unless required by the articles of incorporation, no vote of stockholders of the corporation surviving a merger is necessary if: (i) the merger does not amend the articles of incorporation of the corporation; (ii) each outstanding share immediately prior to the merger is to be an identical share after the merger, and (iii) either no common stock of the corporation and no securities or obligations convertible into common stock are to be issued in the merger, or the common stock to be issued in the merger, plus that initially issuable on conversion of other securities issued in the merger does not exceed 20% of the common stock of the corporation outstanding immediately before the merger.

CANADA. Approvals of amalgamations (except amalgamations between a corporation and wholly owned subsidiaries), consolidations, and sales, leases or exchanges of substantially all the property of a corporation, other than in the ordinary course of business of the corporation requires approval by the stockholders by a two-thirds majority vote at a duly called meeting.

STOCKHOLDERS' CONSENT WITHOUT A MEETING

NEVADA. Unless otherwise provided in the articles of incorporation or the bylaws, any actions required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if, before or after taking the actions, a written consent is signed by the stockholders holding at least a majority of the voting power, except that if a different proportion of voting power is required for such an actions at a meeting, then that proportion of written consent is required. In no instance where actions is authorized by written consent need a meeting of the stockholders be called or notice given.

CANADA. Any action required or permitted to be taken at a meeting of the stockholders may be taken by a written resolution signed by all the stockholders entitled to vote on such resolution.

STOCKHOLDER VOTING REQUIREMENTS

NEVADA. Unless the articles of incorporation or bylaws provide for different proportions, a majority of the voting power, which includes the voting power that is present in person or by proxy, regardless of whether the proxy has authority to vote on all matters, constitutes a quorum for the transactions of business. In all matters other than the election of directors, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. Directors must be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Where a separate vote by a class or series or classes or series is required, a majority of the voting power of the class or series that is present or by proxy, regardless of whether the proxy has authority to vote on all matters, constitutes a quorum for the transaction of business. An act by the stockholders of each class or series is approved if a majority of the voting power of a quorum of the class or series votes for the actions.

CANADA. Unless the by-laws otherwise provide, a quorum of stockholders is present for a meeting if the holders of a majority of the shares entitled to vote at the meeting are present in person or represented by proxy. It is common practice for companies to provide for a quorum of stockholders to be present when only 5% of the issued and outstanding share capital is present. Our proposed bylaws contain such a provision. Except where the Canada Business Corporations Act requires approval by a special resolution, being approval by a two-thirds majority of the shares present in person or represented by proxy and entitled to vote on the resolution, a simple majority or the shares present in person or represented by proxy and entitled to vote on a resolution is require to approve any resolution properly brought before the stockholders. Where the articles of a corporation provide for cumulative voting, stockholders voting at an election of directors have the right to a number of votes equal to the votes attached to the shares held by such stockholder multiplied by the number of directors to be elected and stockholders may cast all such votes in favour of one candidate for director or may distribute the votes among the candidates in any manner. The holders of a class or series of shares are entitled to vote separately on proposals to amend the articles of a corporation where such amendment affects the rights of such class or series in a manner different than other shares of the corporation. A vote to approve any such amendment is passed if approved by a two-thirds majority of the voting power of the class or series represented in person or by proxy at a meeting called to approve such amendment.

                                    DIVIDENDS

NEVADA. A corporation is prohibited from making a distribution to its stockholders if, after giving effect to the distribution, the corporation would not be able to pay its debts as they become due in the usual course of business or the corporation's total assets would be less than its total liabilities (plus any amounts necessary to satisfy any preferential rights).

CANADA. A corporation is prohibited from declaring or paying a dividend if there are reasonable grounds for believing that the corporation, is or would after the payment be, unable to pay its liabilities as they become due or the realizable value of the corporation's assets would be less than the total of its liabilities and stated capital of all classes.

ANTI-TAKEOVER PROVISIONS

NEVADA. Nevada's "Acquisition of Controlling Interest Statute" applies to Nevada corporations that have at least 200 shareholders, with at least 100 shareholders of record being Nevada residents, and that do business directly or indirectly in Nevada. Where applicable, the statute prohibits an acquiror from voting shares of a target company's stock after exceeding certain threshold ownership percentages, until the acquiror provides certain information to the company and a majority of the disinterested shareholders vote to restore the voting rights of the acquiror's shares at a meeting called at the request and expense of the acquiror. If the voting rights of such shares are restored, shareholders voting against such restoration may demand payment for the "fair value" of their shares (which is generally equal to the highest price paid in the transaction subjecting the stockholder to the statute). The Nevada statute also restricts a "business combination" with "interested shareholders", unless certain conditions are met, with respect to corporations which have at least 200 shareholders of record. A "combination" includes (a) any merger with an "interested stockholder," or any other corporation which is or after the merger would be, an affiliate or associate of the interested stockholder, (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets, to an "interested stockholder," having (i) an aggregate market value equal to 5% or more of the aggregate market value of the corporation's assets; (ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation; or (iii) representing 10% or more of the earning power or net income of the corporation, (c) any issuance or transfer of shares of the corporation or its subsidiaries, to the "interested stockholder," having an aggregate market value equal to 5% or more of the aggregate market value of all the outstanding shares of the corporation, (d) the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by the "interested stockholder," (e) certain transactions which would result in increasing the proportionate percentage of shares of the corporation owned by the "interested stockholder," or (f) the receipt of benefits, except proportionately as a stockholder, of any loans, advances or other financial benefits by an "interested stockholder." An "interested stockholder" is a person who, together with affiliates and associates, beneficially owns (or within the prior three years, did beneficially own) 10% or more of the corporation's voting stock. A corporation to which this statute applies may not engage in a "combination" within three years after the interested stockholder acquired its shares, unless the combination or the interested stockholder's acquisition of shares was approved by the board of directors before the interested stockholder acquired the shares. If this approval was not obtained, then after the three year period expires, the combination may be consummated if all applicable statutory requirements are met and either (a) (i) the board of directors of the corporation approves, prior to such person becoming an "interested stockholder", the combination or the purchase of shares by the "interested stockholder" or
(ii) the combination is approved by the affirmative vote of holders of a majority of voting power not beneficially owned by the "interested stockholder" at a meeting called no earlier than three years after the date the "interested stockholder" became such or (b) (i) the aggregate amount of cash and the market value of consideration other than cash to be received by holders of common shares and holders of any other class or series of shares meets certain minimum requirements set forth in the statutes and (ii) prior to the consummation of the "combination", except in limited circumstances, the "interested stockholder" will not have become the beneficial owner of additional voting shares of the corporation.

CANADA. There is no provision under Canadian law similar to the Nevada Acquisition of Controlling Interest Statute.

APPRAISAL RIGHTS; DISSENTERS' RIGHTS

NEVADA. Nevada law limits dissenters rights in a merger, when the shares of the corporation are listed on a national securities exchange included in the National Market System established by the National Association of Securities Dealers, Inc. or are held by at least 2,000 shareholders of record, unless the shareholders are required to accept in exchange for their shares anything other than cash or (i) shares in the surviving corporation, (ii) shares in another entity that is publicly listed or held by more than 2,000 shareholders, or (iii) any combination of cash or shares in an entity described in (i) or (ii). Also, the Nevada law does not provide for dissenters' rights in the case of a sale of assets.

CANADA. Under the Canada Business Corporations Act, the holders of shares of any class of a corporation have the right to dissent when a company amends its articles to change any provisions restricting or constraining the issue, transfer or ownership of shares of that class. Stockholders also have dissenters' rights when a company proposes to amend its articles to add, change or remove any restrictions on the business or businesses that the corporation may carry on, amalgamate (other than a vertical short-form amalgamation with a wholly-owned subsidiary), continue to another jurisdiction, sell, lease or exchange all or substantially all of its property, or carry out a going private or squeeze-out transaction. A shareholder who properly exercises his or her rights of dissent is entitled to be paid the fair market value of his or her shares in respect of which he or she dissents.

                              ACCOUNTING TREATMENT

The continuance of our company from Nevada to Canadian represents, for U.S. accounting purposes, a transaction between entities under common control. Assets and liabilities transferred between entities under common control are accounted for at historical cost, in accordance with the guidance for transactions between entities under common control in Statement of Financial Accounting Standards No. 141, Business Combinations. The historical comparative figures of Stratabase will be those of Stratabase as a Nevada company.

Upon the effective date of the conversion, we will continue to be subject to the securities laws of the provinces of Canada as those laws apply to Canadian domestic issuers. We will qualify as a foreign private issuer in the United States. Before our continuance in Canada, we prepared our consolidated financial statements in accordance with generally accepted accounting principles ("GAAP") in the United States. As a Canadian domestic issuer, we will be required to prepare our annual and interim consolidated financial statements in accordance with Canadian generally accepted accounting principles. For purpose of our annual disclosure obligations in the United States, we will annually file in the United States consolidated financial statements prepared in accordance with Canadian GAAP together with a reconciliation to US GAAP. In addition, as a foreign private issuer Stratabase will not have to file quarterly reports with the SEC nor will its directors, officers and 10% stockholders be further subject to Section 16(b) of the Exchange Act.

                             BUSINESS OF STRATABASE

OVERVIEW OF OUR COMPANY

Stratabase  is a provider of Knowledge  Worker  Automation  software.  Knowledge
Worker Automation (KWA) software, of which Enterprise and CRM software are components, is designed to allow enterprises to improve the efficiency of knowledge workers. The KWA software we have produced consists of web-based software tools. These tools allow enterprises to manage relationships and contacts, administer and organize time allocations, collaborate with others, manage data, automate communications and productivity reporting, and conduct data synchronization.

We have developed both proprietary and open source software. Although in the past we have focused predominantly on developing open source code software, we have altered our direction to focus on proprietary software development.

It was originally thought by management that the demand for open source software would increase significantly over time, and that open source software developers would realize significant revenue from associated service contracts. While this has indeed happened over the last four years in the software industry, we have seen much of the anticipated service revenues go to established service contractors such as the likes of IBM, and not to small companies like us. Therefore it was determined by management that we can extract more value from our software by keeping it proprietary, and offering it on a subscription basis as a hosted solution.

We previously generated revenues by selling databases of sales leads and mailing lists, and providing technical services aimed to customize and improve the quality of the databases we sold. Such technical services and customization substantially occurred prior to sale of databases. Our open source software was designed to allow users to interface with and manage these databases, and customer relationships. It was the expectation of management that by giving the software away for free and making it open source, we would create demand for our database and technical services.

Specifically, in 2001 and 2002, when we employed this open source business model, 89% and 91%, respectively, of our revenues related to the provision of databases to our customers and 11% and 9%, respectively, related to the provision of technical and hardware services. Revenue for the quarter ended March 31, 2003 was $5,000. However, the magnitude of these revenues was not sufficient to generate the level of shareholder value that management feels is expected by its shareholders. Therefore the decision was made by management to alter Stratabase's business model to focus on proprietary software. We are therefore no longer supporting open source code software. We have not yet begun selling our proprietary software. However we did release the first phase of our proprietary software (the software is called "Resync") in the last quarter of 2002, but we are offering it as a free trial version for now in order to judge consumer interest. We do not know whether we will be able to generate any revenue from Resync. Currently, we are beta-testing the second phase of our proprietary software (the software is called "Relata"). Approximately 200 users have already signed up for a free trial use of Relata. . We have not derived any revenue to date from our proprietary products. Although we intend to generate sales of Relata by using direct mail advertising and the Internet, there is no assurance that we will be successful. With the closing of our second office we lost the services of two of our salespeople, and therefore have not had an active sales staff to sell our database services. Although we expect to rebuild our sales staff in this area, we have not yet found suitable personnel for these positions.

Stratabase was incorporated under the laws of the State of Nevada on November 18, 1998 and commenced operations in January 1999. For the period from inception to December 31, 1999, we operated in the development stage. Substantially all activity during this period through 1999 was devoted to the raising of equity capital and development of our long-term business model, up until the completion of our initial public offering in February 2000. Our office is located at 34595 3rd Avenue, Suite 101, Abbotsford, BC, V2S.8B7, Canada. The telephone number is
(604) 504-5811.

OUR FOCUS

We engineer Knowledge Worker Automation (KWA) software, of which Enterprise and CRM software are components. The KWA software we have produced consists of web-based software tools. These tools allow enterprises to manage relationships and contacts, administer and organize time allocations, collaborate with others, manage data, automate communications and productivity reporting, and conduct data synchronization.

The software we have developed is:

- mostly web-based, meaning that it can be accessed through a standard web browser;
-        designed  to  appeal  to the  needs of  enterprises  with  hundreds  of potential users:
- adaptable, meaning that users can modify the functionality by establishing preferences;
- functionally reliable, as bug reports and performance statistics are regularly monitored by our programming staff.

In addition to developing this KWA software, we have developed extensive written documentation and user support materials. Our programming staff has prepared a manual and other documentation that describes the features of our software and advises the user on how best to utilize these features. Our staff monitors on a daily basis the technical support inquiries and bug reports, and to a lesser extent the software performance statistics, in order to ensure the software is functionally reliable.

Core Products and Services

We have not yet begun selling our proprietary software. However we did release the first phase of our proprietary software (the software is called "Resync") in Q4 2002, but we are offering it as a free trial version for now in order to judge consumer interest. We do not know whether we will be able to generate any revenue from Resync. We are currently beta-testing the second phase of our proprietary software (the software is called "Relata"). Although we plan to offer it as a hosted solution, and charge users on a monthly basis for access to it, we do not know whether we will be able to generate any revenue from this product. We also do not know if our direct mail and Internet advertising of Relata will successfully generate any sales. We have not derived any revenue to date from our proprietary products.

In the past we have utilized a business model built around the open source software we have developed. Historically we have generated revenues by selling databases of sales leads and mailing lists, and providing technical services aimed to customize and improve the quality of the databases we sold; our open source software was designed to allow users to interface with and manage these databases, and customer relationships. The model hypothesized that by giving the software away for free and making it open source, demand would be created for our database and technical services. Customers who purchase databases from us are not required to use our open source software, however it is easier to manage and interface with these databases by using our open source software, particularly when the databases are very large. Although we are no longer supporting our open source software, we plan to continue offering database and technical services. However, with the closing of our second office we lost the services of two of our salespeople, and therefore have not had an active sales staff to sell our database and technical services. Although we expect to rebuild our sales staff in this area, we have not yet found suitable personnel for these positions.

Competition

In the broader market for Knowledge Worker Automation software, which includes Enterprise and CRM software, there are a large number of well-established companies that have significantly greater financial resources, larger development staffs and more extensive marketing and distribution capabilities than we do. These competitors include thousands of established software vendors, some of them very large, including the likes of Microsoft and Siebel Systems, and some of them much smaller, such as Pivotol, Hummingbird and Documentum. The market for this software is broad and covers many aspects of enterprise computing. Many of these competitors are well positioned vendors who have established and stable customer bases and continue to attract new customers. Most of these companies are larger and more experienced organizations than we are. In addition, we face potential competition from many companies with larger customer bases, greater financial resources and stronger name recognition than we have.

Software markets are seldom characterized by traditional barriers to entry that are found in many traditional markets. Accordingly, new competitors or alliances among competitors can emerge and rapidly acquire significant market share.

We believe that the major factors affecting the competitive landscape for our software and related services include:

         -        name and  reputation  of  software  and  service  provider;
         -        product   performance   and   functionality;
         -        strength  of  relationships  in  the  software  community;
         -        availability of user applications; - ease of use;
         -        networking capability; - breadth of hardware compatibility;
         -        quality of related services;
         -        distribution strength; and
         -        alliances with industry partners.

Although we believe that we will compete favorably with many of our competitors in a number of respects, including product performance and functionality and the fact that our product will be offered as a hosted and web-based service, we believe that many of our competitors enjoy greater name recognition, have software which has more features than our software does, have superior distribution capabilities and offer more extensive support services than we currently do. In addition, there are significantly more applications available for competing software solutions, than there are for ours. An integral part of our strategy in the future, however, is to address these shortcomings by, among other things, offering our software as a hosted and entirely web-based solution; providing more services to our clients that have high associated margins; and, enhancing the software's functionality.

Intellectual Property

The software we have developed falls into two categories: proprietary and open source.

The proprietary software we have developed is the exclusive property of Stratabase, and we retain all copyright and ownership of this intellectual property.

The open source software we have developed has been made available for licensing under the GNU General Public License (GPL), pursuant to which anyone, generally, may copy, modify and distribute the software, subject only to the restriction that any resulting or derivative work is made available to the public under the same terms. Therefore, although we retain the copyrights to the code, due to the GPL and the open source nature of our software, the intellectual property contained within the software does not belong to us, nor to anyone else. That is the nature of open source software. However, we do enter into confidentiality and nondisclosure agreements with our employees and consultants.

We are pursuing registration of the Stratabase and Relata trademarks in the U.S. However we may be unable to detect the unauthorized use of, or take appropriate steps to enforce, our trademark rights. Although we have begun the registration process of our trademarks in the U.S., it is not yet complete. Additionally, we do not have any assurances that the trademark applications will be successful. Failure to adequately protect our trademark rights could harm or even destroy the Stratabase brand and impair our ability to compete effectively. The value to creating market awareness of the Stratabase and Relata marks will be diminished if we cannot protect the name. Furthermore, defending or enforcing our trademark rights could result in the expenditure of significant financial and managerial resources.

Although we do not believe that our business infringes on the rights of third parties, there can be no assurance that third parties will not assert infringement claims against us in the future or that any such assertion will not result in costly litigation or require us to obtain a license to third party intellectual rights. In addition, there can be no assurance that such licenses will be available on reasonable terms or at all.

Employees

As of July 1, 2003, we had 4 employees, including our two officers, Mr. Trevor Newton, Chairman of the Board, President, Secretary, Treasurer and CEO, and Mr. Fred Coombes, Vice President of Corporate Development and a Director. Mr. Newton supervises the company's operations. It is anticipated that we will need to add additional managerial, technical and administrative staff in the future in order to realize our business objectives. We currently utilize 2 software programmers and outsource to outside software contractors on an as-needed basis.

Our equipment and primary agreements

We lease a Bandwidth/Connectivity (fiber optic line) from BCTel/Telus. It is the subject of a three-year agreement which commenced on February 1, 2001, and calls for a monthly fee of $1,000.

Additionally, we pay an annual premium of approximately $1,500 for a one year term comprehensive general liability insurance policy with the following coverages: (i) general liability - $1,400,000; (ii) database - $150,000; (iii) hardware - $125,000; and (iv) Flood/Earthquake - $185,000. (Figures are converted from Canadian dollars).

Description of Property.

We do not own any real property. Our offices are approximately 2,000 square feet located at 34595 3rd Avenue, #101, Abbotsford, B.C., V2S.8B7, Canada. The office is leased for a two-year lease that commenced on February 1, 2001. The lease is being renewed for an additional twelve month period. The monthly rent is approximately $1,500. We believe that the facilities will be adequate for the foreseeable future. All costs described in this section are stated in U.S. dollars as converted from Canadian dollars. Accordingly, the costs may vary to some degree with the currency exchange rate.

Legal Proceedings.

We are not involved in any material pending litigation, nor are we aware of any material pending or contemplated proceedings against us. We know of no material legal proceedings pending or threatened, or judgments entered against any of our directors or officers in their capacity as such.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Certain statements contained in this proxy statement/prospectus, including statements regarding the anticipated development and expansion of our business, our intent, belief or current expectations, our directors or officers, primarily with respect to the future operating performance of Stratabase and the products we expect to offer and other statements contained herein regarding matters that are not historical facts, are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act. Future filings with the Securities and Exchange Commission, future press releases and future oral or written statements made by us or with our approval, which are not statements of historical fact, may contain forward-looking statements, as defined under the Reform Act because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

All forward-looking statements speak only as of the date on which they are made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they are made.

OVERVIEW

We are a provider of Knowledge Worker Automation software. Knowledge Worker Automation (KWA) software, of which Enterprise and CRM software are components, is designed to allow enterprises to improve the efficiency of knowledge workers. The KWA software we have produced consists of web-based software tools. These tools allow enterprises to manage relationships and contacts, administer and organize time allocations, collaborate with others, manage data, automate communications and productivity reporting, and conduct data synchronization.

We have developed both proprietary and open source software. Although in the past we have focused predominantly on developing open source code software, we have altered our direction to focus on proprietary software development.

It was originally thought by management that the demand for open source software would increase significantly over time, and that open source software developers would realize significant revenue from associated service contracts. While this has indeed happened over the last four years in the software industry, we have seen much of the anticipated service revenues go to established service contractors such as the likes of IBM, and not to small companies like us. Therefore it was determined by management that we can extract more value from our software by keeping it proprietary, and offering it on a subscription basis as a hosted solution.

We previously generated revenues by selling databases of sales leads and mailing lists, and providing technical services aimed to customize and improve the quality of the databases we sold. Such technical services and customization substantially occurred prior to sale of databases. Our open source software was designed to allow users to interface with and manage these databases, and customer relationships. It was the expectation of management that by giving the software away for free and making it open source, we would create demand for our database and technical services.

Specifically, in 2001 and 2002, when we employed this open source business model, 89% and 91%, respectively, of our revenues related to the provision of databases to our customers and 11% and 9%, respectively, related to the provision of technical and hardware services. However, the magnitude of these revenues was not sufficient to generate the level of shareholder value that management feels is expected by its stakeholders. Therefore the decision was made by management to alter Stratabase's business model to focus on proprietary software. We are therefore no longer supporting open source code software. We have not yet begun selling our proprietary software. However we did release the first phase of our proprietary software (the software is called "Resync") in the last quarter of 2002, but we are offering it as a free trial version for now in order to judge consumer interest. We do not know whether we will be able to generate any revenue from Resync. Currently we are beta-testing the second phase of our proprietary software (the software is called "Relata"). Approximately 200 users have already signed up for a free trial use of Relata. Currently we are beta- We have not derived any revenue to date from our proprietary products. With the closing of our second office we lost the services of two of our salespeople, and therefore have not had an active sales staff to sell our database services. Although we expect to rebuild our sales staff in this area, we have not yet found suitable personnel for these positions.

We were incorporated under the laws of the State of Nevada on November 18, 1998, and commenced operations in January 1999. Our offices are located at 34595 3rd Avenue, Suite 101, Abbotsford, BC, V2S.8B7, Canada. The telephone number is
(604) 504-5811.

CRITICAL ACCOUNTING POLICIES

In the ordinary course of business, Stratabase has made a number of estimates and assumptions relating to the reporting of results of operations and financial condition in the preparation of its financial statements in conformity with accounting principles generally accepted in the United States. Actual results could differ significantly from those estimates under different assumptions and conditions. We believe that the following discussion addresses our most critical accounting policies, which are those that are most important to the portrayal of our financial condition and results. We are constantly re-evaluating those significant factors and makes adjustments where facts and circumstances dictate. Historically, actual results have not significantly deviated from those determined using the necessary estimates inherent in the preparation of financial statements. Estimates and assumptions include, but are not limited to, customer receivables, inventories, office equipment, databases and domain name lives, deferred income tax benefits, contingencies and litigation. We have also chosen certain accounting policies when options were available. Significant accounting policies include:

* The first-in, first-out (FIFO) method to value our inventories; and

* The intrinsic value method, or APB Opinion No. 25, to account for our common stock incentive awards; and

* We record an allowance for credit losses based on estimates of customers' ability to pay. If the financial condition of our customers were to deteriorate, additional allowances may be required.

*We have not recorded an allowance for credit losses related to our note receivable. Should the financial condition of the note issuer deteriorate, additional allowances may be required.

*We are amortizing our databases and domain names over three years and two years, respectively, their estimated remaining useful lives.

Software  development  costs  associated  with new products and  enhancements to existing software products are expensed as incurred until technological feasibility in the form of a working model has been established. To date, in development of open source software, the time period between the establishment of technological feasibility and completion of software development has been short, and no significant development costs have been incurred during that period. Additionally, we only recently began developing proprietary software and no significant development costs meeting the criteria for capitalization have been incurred during that period. Accordingly, Stratabase has not capitalized any software development costs to date.

These accounting policies are applied consistently for all years presented. Our operating results would be affected if other alternatives were used. Information about the impact on our operating results is included in the notes to our financial statements.

RESULTS OF OPERATIONS

REVENUES

Revenues for the quarter ended March 31, 2003 were $5,000, compared to revenues of $280,061 for the quarter ended March 31, 2002. Revenues for the year ended December 31, 2002, were $430,240, compared to revenues of $2,360,452 for the year ended December 31, 2001. Revenues for the three months ended December 31, 2002, were $10,705, compared to revenues of $1,456,067 for the three months ended for the same period in 2001. Revenues have remained down primarily because of our focus on developing our new proprietary software products, which has taken longer than expected; also, with the closing of our second office we lost the services of two of our salespeople, and therefore have not had an active sales staff to sell our database services. Although we expect to rebuild our sales staff in this area, we have not yet found suitable personnel for these positions. We have not derived any revenue to date from our proprietary products. As of December 2002, we released to the public a new software product called Resync. This is a proprietary software product and is available on a trial basis to interested users. However, our main proprietary software product, called Relata, has been beta-released for a 30-day free trial period. Although approximately 200 users have already signed up for a free trial use of Relata, which is available to users on a monthly subscription basis, we have not yet generated any revenues from such usage.

OPERATING EXPENSES

During the three months ended March 31, 2003, we incurred a net loss of $243,655 compared to net income of $56,558 (net of an income tax accrual of $30,000) for the comparative period in 2002. Largely this is due to the change in our business focus, which resulted in increased development costs in 2003, and a substantial reduction in revenue over 2002. Operating expenses for the years ended December 31, 2002 and 2001, were $579,762 and $1,607,102, respectively. The 2002 operating expenses consisted of $255,750 stock compensation expense recognized as a result of options being granted at less than fair market value to a key sales person in May 2002; $111,641 of sales commissions; $94,345 of wages and subcontracting costs; $79,238 of marketing expenses; $26,235 was for hardware costs incurred on sales for our systems integration solutions; and $12,553 of such expenses consisted of Internet connectivity costs. Hardware costs decreased significantly as a result of the previously mentioned discontinuance in this product line.

GENERAL AND ADMINISTRATIVE EXPENSES

General and Administrative (G&A) expenses for the quarters ended March 31, 2003 and 2002, were $229,044 and $108,715, respectively. The increase in general and administrative expenses of $120,329 is due largely to (a) a $58,649 increase in amortization expense pertaining to our databases and domain names resulting from purchases in 2002 and (b) increased professional fees associated with the year-end 10-KSB preparation, compliance with Sarbanes-Oxley Act rules and the preparation of our S-4 Registration Statement regarding our company's continuation into Canada.

General and Administrative (G&A) expenses for the years ended December 31, 2002 and 2001, were $710,689 and $441,571, respectively. For the year ended 2002, $281,326 consisted of depreciation and amortization; $181,514 consisted of legal, accounting, and consulting fees, of which, a substantial portion of these fees are incurred because we are a public company; and $122,710 of management fees for the services of our executive management. A significant portion of the databases acquired at the end of 2001 were placed into service and led to the increase in depreciation and amortization from $91,459 of such expense for the year ended 2001.

RESEARCH AND DEVELOPMENT EXPENSES

During the quarter ended March 31, 2003, we incurred $25,643 in research and development costs pertaining to the development of our new proprietary software. Such costs primarily consist of salaries and benefits. During the quarter ended March 31, 2002, we had no research and development costs.

INTEREST AND OTHER INCOME

Interest and other income increased from $4,022 in 2002 to $7,018 in 2003. The increase is due to a greater interest rate being earned on interest-bearing investments in 2003 consisting of the 20% annual interest rate attached to our $150,000 loan to Advanced Cell Technology ("ACT"). As explained below, our loan to ACT came due on April 30, 2003 without payment or settlement. Interest continues to accrue on the loan at 20% per annum.

INCOME TAXES

Income taxes of $30,000 were accrued in 2002 on the net income before taxes for the 2002 quarter of $86,558. By December 31, 2002, additional losses had been incurred to eliminate this estimated liability as at March 31, 2002. No tax provision is recorded in 2003 due to our assessment of the potential recoverability of deferred tax assets, primarily non operating loss carryforwards.

LIQUIDITY AND CAPITAL RESOURCES

As of March 31, 2003, we had $12,674 in cash and cash equivalents, a decrease of $121,419 since December 31, 2002, and $1,252,783 since December 31, 2001. The significant decrease in cash as compared to the prior year end is primarily attributable to two factors: losses from operations in 2002 and a delay in cash disbursements for three significant operational expenses at the end of 2001. Losses from operations may continue in the future as we shift our revenue model from our former business model to a new model focused on the provision of proprietary software. If revenues and spending levels are not adjusted accordingly, we may not generate sufficient revenues to achieve sustained profitability. Even if sustained profitability is achieved, we may not sustain or increase such profitability on a quarterly or annual basis in the future. Our policy is to pay all operational expenses when due, provided the vendor, in the normal course of business, has satisfied all necessary conditions for payment. As a result, we had outstanding payable balances totaling approximately $60,000 with 26 vendors at the end of 2002 that remained unpaid by us. As of December 31, 2002, our accounts payable aging was as follows:

            Current          $  22,112
            31-60  days         25,240
            61-90  days          8,541
            91+  days            3,628
                             ---------
            Total            $  59,521
                             =========


Our current expenditures average between thirty and fifty thousand dollars per month. We expect our monthly expenditures to remain within this range over the next twelve months. As a result of the $350,000 private placement concluded in April 2003, we believe that our available cash, together with operating revenues expected to commence by the third quarter of 2003, should be sufficient to fund our working capital requirements for at least the next six months of operations. However, we will need to raise additional funds to finance our operations subsequent to December 31, 2003. We expect to raise funds by selling equity in the company, however no specific plans for doingso have been established nor have potential investors been approached, and there can be no assurances as to whether any equity financing will be available.

We have no long-term debt. We have reduced our expenses by downsizing staff and closing one of our offices. We believe that our available cash, together with operating revenues, will be sufficient to fund our immediate working capital requirements. We further believe that we can generate sufficient liquidity to carry out our operational activities. We have no long-term employment contracts and can reduce our work-force, as necessary, if revenues are not sufficient to support our existing operations or until additional funding can be obtained.
Since we currently only have 5 people employed, any significant further reductions in our work-force may directly negatively affect our operations. For example, if we dismiss an engineer, new product development may be delayed.

We will require additional capital to fund operations, take advantage of acquisition opportunities, develop or enhance services, or respond to competitive pressures. Although as a result of the private issuance in April 2003 of 200,000 shares and 200,000 warrants exercisable until April 2005 at an exercise price of $2.50 we raised $350,000, we cannot be certain that any required additional financing will be available on terms favorable to us. If additional funds are raised by the issuance of our equity securities, such as through the issuance and exercise of warrants, then existing stockholders will experience dilution of their ownership interest. If additional funds are raised by the issuance of debt or other equity instruments, we may be subject to certain limitations in our operations, and issuance of such securities may have rights senior to those of the then existing holders of common stock. If adequate funds are not available or not available on acceptable terms, we may be unable to fund expansion, develop or enhance services or respond to competitive pressures.

Going Concern Consideration

Our activities have been supported by available cash on hand and revenues generated from the sales of our products and services. As indicated in the accompanying balance sheet, at December 31, 2002 we had approximately $134,093 in cash and after approximately $66,455 of liabilities had only approximately $67,638 in working capital. For the year ended, we have had a loss from operations of approximately $914,645. Further, losses are continuing subsequent to December 31, 2002. We are in need of additional financing or a strategic arrangement in order to continue our planned activities for the remainder of the current fiscal year. These factors, among others, indicate that Stratabase may be unable to continue operations in the future as a going concern. Our plans to deal with this uncertainty include further reducing expenditures and raising additional capital or entering into a strategic arrangement with a third party. There can be no assurance that management's plans to reduce expenditures, raise capital or enter into a strategic arrangement can be realized. No adjustment has been made in the accompanying financial statements to the amounts and classification of assets and liabilities which could result should Stratabase be unable to continue as a going concern.

                                            SELECTED FINANCIAL DATA

                                                   STRATABASE
                                       SUPPLEMENTARY FINANCIAL INFORMATION
                                                2002 QUARTER ENDED
                                     -----------------------------------------
                                      DECEMBER 31  SEPTEMBER 30      JUNE 30
                                     ------------   -----------   ------------
                                      (Unaudited)   (Unaudited)    (Unaudited)

STATEMENT OF OPERATIONS DATA
      Revenues                       $     10,705   $    70,503    $    68,971
      Net revenues (operating
             expenses)                    (90,045)     (154,805)       (95,923)
      General and administrative
      expenses                            196,372       182,826        222,776
      Net income (loss)                  (365,861)     (321,428)      (285,914)
      Dividends declared                     --            --
EARNINGS (LOSS) PER SHARE OF
      COMMON STOCK
             Basic                   $     (0.05)   $     (0.04)   $     (0.04)
             Diluted                       (0.05)         (0.04)         (0.04)
             Dividends per share             --            --             --
BALANCE SHEET DATA
      Total assets                   $    983,038   $ 1,183,539    $ 1,775,317
      Long-term obligations          $       --     $      --      $      --
      Average shares outstanding -
      diluted                           8,033,372     8,033,372      7,928,372

                                                       2001 QUARTER ENDED
                                     --------------------------------------------------------
                                      DECEMBER 31  SEPTEMBER 30      JUNE 30       MARCH 31
                                     ------------   -----------   ------------   ------------
                                      (Unaudited)   (Unaudited)    (Unaudited) (Unaudited)

STATEMENT OF OPERATIONS DATA
      Revenues                       $  1,458,768   $    514,292   $     93,435    $    293,957
      Net revenues (operating
             expenses)                    626,961         93,444        (66,723)         99,668
      General and administrative
      expenses                            128,903         78,793        136,117          97,758
      Net income (loss)                   600,632         15,338       (198,986)          4,262
      Dividends declared                     --             --             --              --
EARNINGS (LOSS) PER SHARE OF
      COMMON STOCK
             Basic                   $       0.09   $       --      $     (0.03)   $       --
             Diluted                         0.08           --            (0.03)           --
             Dividends per share             --             --             --              --
BALANCE SHEET DATA
      Total assets                   $  2,040,229   $    751,288    $   371,382    $    522,564
      Long-term obligations          $       --     $       --      $      --      $       --
      Average shares outstanding -
      diluted                           8,255,454      7,718,372      7,368,372       6,675,279

The accompanying unaudited financial information includes all adjustments considered necessary (consisting only of normal recurring adjustments) for a fair presentation. Results for the three-month periods ended March 31, 2003 and 2002 are not necessarily indicative of the results that may be expected for the year ended December 31, 2003, or any future period.

                                   STRATABASE
                   SELECTED INTERIM FINANCIAL DATA - CONTINUED

                                                              March 31
                                                    ----------------------------
                                                        2003           2002
                                                    ------------   -------------
                                                     (Unaudited)     (Unaudited)

STATEMENT OF OPERATIONS DATA
       Revenues                                     $      5,000    $    280,061

       Gross
       Profit                                              4,014         191,251
       General and administrative
       expenses                                          229,044         108,715
       Net income (loss)                                (243,655)         56,558
       Dividends declared                                   --              --
EARNINGS (LOSS) PER SHARE OF
       COMMON STOCK
               Basic                                $      (0.03)   $       0.01
               Diluted                                     (0.03)           0.01
               Dividends per share                          --              --
BALANCE SHEET DATA
       Total assets                                 $    769,362    $    983,038
       Long-term obligations                        $       --      $       --
       Average shares outstanding -
       diluted                                         7,283,372       7,394,486




                MARKET PRICES, DIVIDENDS AND TRADING INFORMATION

Stratabase Common Stock

In July 2000 our common stock began trading on the Nasdaq Stock Market, Inc. Over the Counter Bulletin Board under the symbol "SBSF.OB". The Bulletin Market is maintained by the Nasdaq Stock Market. The following table sets forth the range of high and low bid prices of our common stock for the quarters indicated through the fourth quarter of 2002:

Calendar Year                                         High Bid           Low Bid

2002:

First quarter                                            $1.59             $1.11
Second quarter                                           $3.37             $1.31
Third quarter                                            $2.88             $1.25
Fourth quarter                                           $2.37             $1.10

2001:

First quarter                                            $1.84             $0.75
Second quarter                                           $2.50             $0.63
Third quarter                                            $2.50             $1.01
Fourth quarter                                           $2.00             $1.20

The quotations reflect inter-dealer prices, without retail markups, markdowns, or commissions and do not necessarily represent actual transactions. The quotations were derived from the National Quotation Bureau OTC Market Report. We estimate that as of March 2003 there were approximately 100 holders of record of the Common Stock.

Our Transfer Agent

We have appointed Securities Transfer Corp., with offices at 2591 Dallas Parkway, Suite 102, Frisco, TX 75034, (469) 633-0101, as transfer agent for our shares. The transfer agent is responsible for all record-keeping and administrative functions in connection with the common shares of stock.

Dividend Policy

We have never declared or paid any cash dividends on our common stock nor do we anticipate paying any in the foreseeable future. Furthermore, we expect to retain any future earnings to finance our operations and expansion. The payment of cash dividends in the future will be at the discretion of our Board of Directors and will depend upon our earnings levels, capital requirements, any restrictive loan covenants and other factors the Board considers relevant.

                                   MANAGEMENT

         Our present officers and directors are as follows:

Name             Age    Position

Trevor Newton     33    President, Secretary, Treasurer, Chief Executive Officer

Fred Coombes      49    Vice President of Corporate Development and Director

Scott Praill      34    Director

TREVOR NEWTON, since our incorporation to the present, has been our President, Secretary, Treasurer and Chief Executive Officer. Mr. Newton oversees all aspects of operations and business development for Stratabase. Mr. Newton graduated from Simon Fraser University in 1993 with a Masters Degree in Economics, and from the University of Victoria in 1991 with a Bachelor of Science degree in Economics. From 1994 to 1995 Mr. Newton taught Economics and Statistics at the University College of Fraser Valley, and from February 1996 until October 1996, Mr. Newton was a registered representative with a broker-dealer. From October 1996 until 1999, Mr. Newton was employed at a company which ran a financial website published financial information, such as stock quotes and news, to its users 24 hours a day. His responsibilities included the overseeing of all aspects of operations such as programming, technical infrastructure and marketing.

FRED COOMBES, since our inception to the present, has been one of our Directors and since January 20, 1999, to the present our Vice-President of Corporate Development. Since 1987 to the present, Mr. Coombes has also acted as the President of Co-ab Marketing, Ltd., an investor and corporate relations firm. Presently, he devotes himself fulltime to our affairs.

SCOTT PRAILL has served on our Board of Directors of Stratabase since October 2002. Mr. Praill is a financial professional who has been employed by leading companies such as Placer Dome and Westcoast Energy, and was a Senior Accountant for Price Waterhouse, where his responsibilities included the planning of financial statement audits and ensuring Canadian and U.S. GAAP compliance. His duties have also included assessment of adequate financial statement disclosure; preparing and reviewing financial information including pro-forma financial statements for prospectuses, information circulars and other offering documents related to acquisitions, mergers and the issuance of debt and equity securities; evaluating public company operating results through financial statement and financial ratio analysis; and reviewing financial internal control systems and preparing reports for presentation to Audit Committees and Boards of Directors. Mr. Praill has extensive experience in public company financial reporting including compliance with Canadian and U.S. securities exchange requirements and the preparation and review of financial statements. Mr. Praill currently is the director of finance for Inflazyme Pharmaceuticals. Mr. Praill has earned the following designations: Chartered Accountant (BC, 1996), Certified Public Accountant (Illinois, 2001), and a Bachelor of Science Degree (Simon Fraser University, 1989).

Our directors have been elected to serve until the next annual meeting of stockholders and until their successor(s) have been elected and qualified, or until death, resignation or removal.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company's executive officers, directors and persons who beneficially own more than 10% of a registered class of the Company's equity securities to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Such persons are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they filed.

We are not aware of any instances in fiscal year 2002 when an executive officer, director or owners of more than 10% of the outstanding shares of our common stock failed to comply with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, other than the Form 3 which should have been filed by our director Scott Praill.

                             EXECUTIVE COMPENSATION

The following table sets forth information with respect to compensation we paid for the years ended December 31, 2002, 2001 and 2000, for services of Trevor Newton, our Chairman, President, Chief Executive Officer, Chief Operating Officer, Secretary and Treasurer. We have not paid any executive officer in excess of $100,000 (including salaries and benefits) during the years ended December 31, 2002, 2001 or 2000.

                         Summary of Annual Compensation

Name and                Year ended             Year ended  Period ended
Principal Position                  December 31, 2002      December 31, 2001      December 31, 2000
------------------                  -----------------      -----------------      -----------------

Trevor Newton, Chairman of
the Board, President, Secretary,
Treasurer and Chief Operating and

Executive Officer                            $75,000                 $60,000              $60,000

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                               (Individual Grants)

----------------------------- -------------------------- -------------------- --------------- ------------------------
                                Number Of Securities      Percent Of Total
                               Underlying Options/SARs      Options/SARs

                                     Granted (#)             Granted To        Exercise or
                                         (b)                Employees In        Base Price
            Name                                             Fiscal Year          ($/Sh)          Expiration Date
            (a)                                                  (c)               (d)                  (e)
----------------------------- -------------------------- -------------------- --------------- ------------------------
Trevor Newton, President,
Secretary, Treasurer,
Chairman of the Board of

Directors, Chief Operating              None                    None               None                None
and Executive Officer
----------------------------- -------------------------- -------------------- --------------- ------------------------

               AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR

                          AND FY-END OPTIONS/SAR VALUES

------------------------------------ ------------------- -------------------- -------------------- -------------------
                                                                                   Number Of
                                                                                  Unexercised           Value Of
                                                                                  Securities          Unexercised
                                                                                  Underlying          In-The-Money

                                                                                Options/SARs At      Options/SARs At

                                      Shares Acquired                             FY-End (#)           FY-End ($)
                                        On Exercise        Value Realized        Exercisable/         Exercisable/
               Name                         (#)                  ($)             Unexercisable       Unexercisable
                (a)                         (b)                  (c)                  (d)                 (e)
------------------------------------ ------------------- -------------------- -------------------- -------------------
Trevor Newton, President,
Secretary, Treasurer, Chairman of

the Board of Directors, Chief               None                None              $225,000/$0         $180,000/$0
Operating and Executive Officer
------------------------------------ ------------------- -------------------- -------------------- -------------------

We have no employment agreements with any of our executive officers or employees.

During the 2002 fiscal year, we paid fees of $75,000 for the services of Mr. Trevor Newton, the President, Chief Executive Officer, Secretary and Treasurer, and $47,710 for the services of Mr. Fred Coombes, the Vice President of Corporate Development.

                           RELATED PARTY TRANSACTIONS

During the 2001 fiscal year, we accepted non-interest bearing notes from Messrs. Newton and Coombes for $200,000 and $175,000, respectively, for the 2001 exercise of stock options which were previously granted. The notes accepted on exercise came due on April 1, 2003. In May 2003, we reached agreement with Messrs. Newton and Coombes to settle the indebtedness by accepting 150,000 common shares of Stratabase as payment in full for Mr. Newton's outstanding note and 130,000 common shares of the Company as payment for Mr. Coombes' outstanding note, representing a total value of $385,560 as compared to the $375,000 face value of the notes. The total value was determined based on quoted market prices of our common stock on the redemption date. The redemption and cancellation of these shares occurred in the second quarter of 2003.

                               SECURITY OWNERSHIP

The following table lists, as of May 30, 2003, the number of shares of common stock beneficially owned by (i) each person or entity known to us to be the beneficial owner of more than 5% of our outstanding common stock; (ii) each of our officers and directors; and (iii) all of our officers and directors as a group. Information relating to beneficial ownership of common stock by our principal stockholders and management is based upon information furnished by each person using "beneficial ownership" concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest.

The percentages below are calculated based on 7,953,372 shares of common stock issued and outstanding, plus in the case of a person who has the right to acquire additional shares within 60 days, any new shares which would be issued to effect such acquisition.

      Officers, Directors,

         5% Shareholder                         No. of Shares                 Beneficial Ownership %
        -----------------                       -------------                 ----------------------

Trevor Newton                                   2,935,400        (1)                  36.91%
c/o Stratabase
34595 3rd Avenue
Abbotsford, B.C.
V2S 8B7 Canada

Mary Martin                                     1,122,072        (2)                  14.11%
248 West Park Avenue
Long Beach, NY 11561

Fred Coombes                                    1,042,300        (3)                  13.11%
c/o Stratabase
34595 3rd Avenue
Abbotsford, B.C.
V2S 8B7 Canada

New Horizons LP                                   538,925                              6.78%
248 West Park Avenue
Long Beach, NY  1151

Scott Praill

c/o Stratabase                                                                     Less than 1%
34595 3rd Avenue
Abbotsford, B.C.                                   10,000        (4)
V2S 8B7 Canada
All Directors and executive
officers as a Group (3 persons)*
                                                3,987,700                             50.14%

----------

(1) Includes 225,000 options to purchase common stock at a purchase price of $0.60 per share, all of which are vested.

(2) The general partner and a minority limited partner of New Horizons LP is Joe MacDonald, who is married to Mary Martin. The number indicated above does not include the shares owned by New Horizons LP, all of which Ms. Martin disclaims beneficial ownership.

(3) Includes 30,000 shares of common stock owned by Mr. Coombes' daughters, Candice Coombes, Mackenzie Coombes and Carley Coombes.

(4) Scott Praill was granted 100,000 options pursuant to the 2002 Stock Option Plan to purchase common stock at a purchase price of $1.30 per share. Of these options, only 10,000 are currently vested. The balance of his options vest as follows: 15,000 on June 23, 2003; 15,000 on June 23, 2004; 20,000 on December
31, 2004; 20,000 on June 23, 2005 and 20,000 on December 31, 2002.

* These shares are attributed to Trevor Newton, Fred Coombes and Scott Praill.

The persons or entities named in this table, based upon the information they have provided to us, have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

                          DESCRIPTION OF CAPITAL STOCK

We are currently authorized to issue 25,000,000 shares of common stock and 1,000,000 shares of preferred stock. As of today, we have issued, 7,953,372 shares of common stock.

Each share of our common stock has equal, noncumulative voting rights and participates equally in dividends, if any. The common stock has no sinking fund provisions applicable to it. The shares are fully paid for and nonassessable when issued. In addition, we have issued an aggregate of 1,750,000 options to purchase our common stock at a price range of $.50 - $1.45 per share pursuant to our 2000 Stock Incentive Plan, consisting of a share purchase plan and a share option plan, of which 1,050,000 had been exercised at December 31, 2001. Shares fully vested at December 31, 2001, totaled 477,500. We reserved 1,750,000 shares for grant under the 2002 Stock Incentive Plan and have issued 330,000 of such shares to date. We have outstanding 200,000 warrants to purchase 200,000 shares of our common stock, which are exercisable until April 2005 at $2.50 per share. These warrants were issued in a private placement to a foreign investor in April 2003 in connection with their purchase of 200,000 shares of common stock for an aggregate purchase price of $350,000.

Except for these warrants and options, there are no outstanding options, warrants, or rights to purchase any of the securities of Stratabase.

We authorized the issuance of up 1,000,000 shares of preferred stock, with timing and terms at the discretion of the board of directors. No shares of preferred stock have been issued as of the date of this prospectus.

                              STOCKHOLDER PROPOSALS

Stockholders of Stratabase may submit proposals to be considered for stockholder action at the Special Meeting of Stockholders if they do so in accordance with applicable regulations of the SEC and the laws of the State of Nevada. In order to be considered for inclusion in the proxy statement for the meeting, the Secretary must receive proposals no later than _____, 2003. Stockholder proposals should be addressed to the Secretary, 34595 3rd Avenue, Suite 101, Abbotsford, BC, V2S.8B7, Canada.

                                     EXPERTS

The audited financial statements referred to in this prospectus and elsewhere in the registration statement have been audited by Moss Adams LLP, independent public accountants, as indicated in their reports with respect thereto, and are included in reliance upon the authority of said firm as experts in giving said reports.

                                  LEGAL MATTERS

The validity of the issuance of common stock offered hereby will be passed upon for Stratabase by Miller Thomson LLP, Vancouver, British Columbia, Canada.

                              AVAILABLE INFORMATION

Stratabase has been and is currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended. In accordance with those requirements, we file, and after the conversion will file reports and other information with the Securities and Exchange Commission. Such reports and other information can be inspected and copied at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth Street, NW, Washington, D.C. 20549. Copies of such material may also be obtained at prescribed rates by writing to the SEC's Public Reference Section, 450 Fifth Street, NW, Washington, D.C. 20549 upon payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for more information on the operation of its public reference rooms. The SEC also maintains a Web site that contains reports, proxy and information statements and other materials that are filed through the SEC's Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system. This Web Site can be accessed at http://www.sec.gov. Our reports, registration statements, proxy and information statements and other information that we file electronically with the SEC are available on this site.

This proxy statement/prospectus does not contain all the information set forth in that registration statement and the related exhibits. Statements herein concerning the contents of any contract or other document are not necessarily complete, and in each instance reference is made to such contract or other document filed with the SEC or included as an exhibit, or otherwise, each such contract or document being qualified by and subject to such reference in all respects. The registration statement and any subsequent amendments, including exhibits filed as a part of the registration statement, are available for inspection and copying as set forth above.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this proxy statement/ prospectus, and information filed later with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under
Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement/prospectus and before the date of the conversion.

         (a)      Current Report of Form 8-K dated April 7, 2003;
         (b) Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002;
         (c)      Form S-8 filed on February 12, 2002; and
         (d)      Form 10-QSB for the fiscal period ended March 31, 2003.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

 Secretary
 Stratabase

 34595 3rd Avenue
Abbotsford, B.C. V2S 8B7
(604) 504-5811

You should rely only on the information incorporated by reference or provided in this proxy statement/prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this proxy statement/prospectus is accurate as of any date other than the date on the front of the document.

 This proxy statement/prospectus is accompanied by a copy of Stratabase's 2002 Form 10-KSB and Form 10-QSB for the period ended March 31, 2003.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Information included or incorporated by reference in this proxy statement/prospectus may include "forward-looking statements". This information may involve known and unknown risks, uncertainties and other factors which could cause actual results, financial performance, operating performance or achievements expressed or implied by such forward-looking statements not to occur or be realized. Such forward-looking statements generally are based upon our best estimates of future results, performance or achievement and based upon current conditions and the most recent results of operations. Forward-looking statements may be identified by the use of forward-looking terminology such as "believes," "could," "possibly," "probably," "anticipates," "estimates," "projects," "expects," "may," "will," or "should" or the negative thereof or other variations thereon or comparable terminology.

This proxy statement/prospectus contains forward-looking statements, including statements regarding, among other things, our projected sales and profitability, our growth strategies, anticipated trends in our industry and our future plans. These statements may be found under "Business", as well as in this proxy statement/prospectus generally. Our actual results or events may differ materially from the results discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and elsewhere in this proxy statement/ prospectus.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, we do not assume responsibility for the accuracy or completeness of the forward-looking statements after the date of this prospectus.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

Nevada law permits a company to indemnify its directors and officers, except for any act of dishonesty. Stratabase has provided in its by-laws for the indemnification of officers and directors to the fullest extent possible under Nevada law against expenses (including attorney's fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of ours. In addition, Stratabase has the power, to the maximum extent and in the manner permitted by Nevada Revised Statutes, to indemnify each of our employees and agents (other than directors and officers) against expenses (including attorneys' fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of Stratabase.

The Certificate of Incorporation of Stratabase limits or eliminates the personal liability of its officers and directors for damages resulting from breaches of their fiduciary duty for acts or omissions except for damages resulting from acts or omissions which involve intentional misconduct, fraud, a knowing violation of law, or the inappropriate payment of dividends in violation of Nevada Revised Statutes.

Item 21. Exhibits.

3.1      Certificate of Incorporation of Registrant (a)
3.2 Registrant's Certificate of Amendment of Registrant's Certificate of Incorporation (b)
3.3      By-Laws of Registrant (a)
3.4      Articles of Continuance - Articles and By-Laws of Stratabase Canada*
4.1      Specimen common stock certificate (a)
5.1      Legal opinion of Miller Thomson LLP*
10.2     Lease with SGS Enterprises (a)
10.3     Internet Business Service Agreement with BCTEL (c)
10.4     Distributor Agreement with COMTEX(c)
10.5     Stock Option Plan (d)
10.6     Internetworking  Services Agreement with Telus Advanced  Communications
         (a)
10.7     Lease Agreement with George P. and Sandra J. Andreasen (c)
10.8     2002 Stock Option Plan (e)

23.1     Consent of Moss Adams LLP
23.2     Consent of Miller Thomson LLP (included in Exhbit 5.1)
99.1     Form of proxy for holders of common stock for special meeting*

         (a)      Previously  filed  with  Stratabase's  Form  SB-2 on August 8,
                  1999.
         (b) Previously filed with Stratabase's Information Statement in June 2001.
         (c) Previously filed with Stratabase's Form 10-KSB for the year ended December 31, 2000.
         (d)      Previously  filed with  Stratabase's  Form S-8 on January  29,
                  2000.
         (e) Previously filed with Stratabase's Form S-8 filed on February 12, 2002.

*Incorporated  by  reference  to our  Registration  Statement  on Form S-4 filed
 April 22, 2003, file number 333-104670

Item 22.  Undertakings.

The undersigned registrant hereby undertakes that it will:

         (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

         (i) Include any prospectus required by Section 10(a) (3) of the Securities Act;

         (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of
                  Registration Fee" table in the effective registration statement; and

         (iii) Include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as express in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (4) Respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(5) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Abbotsford, Canada, on July 23, 2003.

                                STRATABASE INC.

                                By /s/ Trevor Newton
                                --------------------
                                    Trevor Newton
                                President, Chairman, Chief Executive
                                Officer, Secretary and Treasurer
                                (principal executive officer and
                                principal financial officer)


                                By /s/ Fred Coombes
                                --------------------
                                    Fred Coombes
                                Vice President of Corporate
                                Development


         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         /s/ Trevor Newton                                 Dated:  July 23, 2003
         -----------------
         Trevor Newton                      Director

         /s/ Fred Coombes                                  Dated:  July 23, 2003
         -----------------
         Fred Coombes                       Director

         /s/ Scott Praill                                  Dated:  July 23, 2003
         -----------------
         Scott Praill                       Director